Exhibit 10.4

EXECUTION VERSION

SECOND AMENDED AND RESTATED

TRADEMARK LICENSE AGREEMENT

SECOND AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (the “Agreement”), made as of this 16th day of July, 2010 (the “Effective Date”), by and among Donald J. Trump, an individual with an address at 721 Fifth Avenue, New York, New York 10022 (“Trump”), Ivanka Trump, an individual with an address at 725 Fifth Avenue, New York, New York 10022 (“Ivanka Trump”) (Trump and Ivanka Trump are collectively referred to herein as the “Trump Parties”), Trump Entertainment Resorts, Inc., a Delaware corporation with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Company”), Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Trump Holdings”), Trump Taj Mahal Associates, LLC, a New Jersey limited liability company with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Trump Taj Mahal Associates”), Trump Plaza Associates, LLC, a New Jersey limited liability company with a principal place of business at the Boardwalk at Mississippi Avenue, Atlantic City, New Jersey 08401 (“Trump Plaza Associates”), and Trump Marina Associates, LLC, a New Jersey limited liability company with a principal place of business at Huron & Brigantine Blvd., Atlantic City, New Jersey 08401 (“Trump Marina Associates”). (All of the foregoing are collectively referred to herein as “Parties” or individually as a “Party”).

R E C I T A L S:

WHEREAS, Trump, Company, Trump Holdings and certain subsidiaries of Trump Holdings entered into that certain Amended and Restated Trademark License Agreement, dated as of May 20, 2005 (the “Prior License Agreement”), and Trump, Trump Holdings and Company entered into that certain Amended and Restated Trademark Security Agreement, dated as of May 20, 2005 (the “Prior Security Agreement”);

WHEREAS, on February 17, 2009, Company, Trump Holdings and certain of their subsidiaries (collectively, the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Jersey, and the Debtors’ chapter 11 cases are being jointly administered under case styled In re TCI 2 Holdings, LLC, et al., No. 09 13654 (JHW);

WHEREAS, the Ad Hoc Committee of Holders of 8.5% Senior Secured Notes Due 2015 (the “Ad Hoc Committee”) and the Debtors filed that certain Modified Sixth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Ad Hoc Committee of Holders of 8.5% Senior Secured Notes Due 2015 and the Debtors dated as of January 5, 2010 (as amended, supplemented or modified, the “Plan of Reorganization”);

WHEREAS, on November 16, 2009, certain parties, including but not limited to Trump, Ivanka Trump and the members of the Ad Hoc Committee, entered into a Plan Support Agreement (“Plan Support Agreement”) pursuant to which, subject to the terms and conditions thereof, the Trump Parties and Trump Holdings would, among other things, enter into a second amended and restated license agreement;

WHEREAS, the Parties desire to terminate the Terminated Agreements (as hereinafter defined), to the extent not previously terminated;

WHEREAS, by virtue of advertising, promoting, and adhering to the highest standards of service and marketing, Trump has made the names “DONALD J. TRUMP,” “DONALD TRUMP,” “D. J. TRUMP” and “D. TRUMP” (collectively, the “Donald Names”), and “TRUMP” (the “Trump Name” and together with the Donald Names, collectively, the “Trump Names”) well known to the public and the Trump Names enjoy among the trade and the public a superior reputation and widespread goodwill with respect to the style and quality of services and products bearing or associated with the Trump Names;

WHEREAS, by virtue of advertising, promoting, and adhering to the highest standards of service and marketing, Ivanka Trump has made the Ivanka Names (as hereinafter defined) well known to the public and the Ivanka Names enjoy among the trade and the public a superior reputation and widespread goodwill with respect to the style and quality of services and products bearing or associated with the Ivanka Names;

WHEREAS, Trump is the owner of the trademarks and service marks and trademark and service mark registrations set forth on Schedule A in the United States and for the goods and services set forth in the registrations set forth on Schedule A (collectively, the “Licensed Marks”); and

WHEREAS, the Licensed Marks and Related Intellectual Property (as defined herein) are of a unique character without an equivalent substitute;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and in the Plan Support Agreement, and other good and valuable consideration (including but not limited to the issuance to Trump on the date hereof of shares of common stock representing a 5% equity interest in Company and a common stock purchase warrant, in accordance with the Plan of Reorganization), the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Definitions.

1.1. “Ad Hoc Committee” shall have the meaning set forth in the Recitals hereto.

1.2. “Additional Insureds” shall have the meaning as set forth in Section 5.1.1.

1.3. “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have corresponding meanings.

1.4. “Atlantic City Zone” shall mean an area within a fifty (50) mile radius of the intersection of Boardwalk and Mississippi Avenue, Atlantic City, New Jersey.

1.5. “Bankruptcy Code” shall have the meaning set forth in the Recitals hereto.

1.6. “Benchmarks” shall have the meaning set forth in Section 4.1.6.

1.7. “Branding Cessation Date” shall mean the date that none of the Licensee Entities principally brands at least one Qualifying Casino Property with the Licensed Marks (including, without limitation, if the Casino Properties fail to prominently bear, or are branded other than under, the Licensed Marks, or the marketing and advertising materials relating to the Casino Properties fail to prominently display, or prominently display any brand other than, the Licensed Marks), and such failure of use continues for a period of ninety (90) days. Notwithstanding the foregoing, the Licensee Entities shall be permitted to use other brands (of a quality reasonably consistent with the Casino Properties) to identify services ancillary to Casino and Gaming Activities and the hotel services related thereto (but in any event such ancillary services shall nevertheless be limited to Holdings’ Casino Activities) at the Casino Properties, such as but not limited to bars, restaurants, shops, theaters and spas, without causing a Branding Cessation Date (provided, however, during such period as the applicable Casino Property continues to use any Trump Names or Licensed Marks, the Casino and Gaming Activities and the hotel at such Casino Property shall use the applicable Licensed Mark (i.e., Trump Plaza Hotel and Casino, Trump Marina Hotel Casino and Trump Taj Mahal Casino Resort, as applicable) as the sole brand for the name of such Casino Property). There is no requirement as to how extensively the Licensed Marks are to be used at the Casino Properties. The sale or failure to brand one or two of the Casino Properties shall not, in and of itself, be deemed to cause a Branding Cessation Date, nor shall the sale of a portion or portions of one or more Casino Properties (including the sale of any Marina Expansion, Taj Expansion and/or Plaza Expansion) be deemed to cause a Branding Cessation Date, so long as the Licensee Entities continue to principally brand at least one Qualifying Casino Property with the Licensed Marks.

1.8. “Casino and Gaming Activities” shall mean the ownership, operation or management of the gaming portion of any building or complex of buildings in which the principal business activity is the taking or receiving of bets or wagers upon the result of games of chance or skill.

1.9. “Casino Component” shall mean, with respect to any overall Site, the portion of such Site which is used primarily for Casino and Gaming Activities.

1.10. “Casino Properties” shall mean collectively the following three (3) properties: (i) Trump Taj Mahal Casino Resort, located at 1000 Boardwalk at Virginia, Atlantic City, New Jersey, including any Taj Expansion (collectively, the “Trump Taj”), and branded “Trump Taj Mahal”, (ii) Trump Plaza Hotel and Casino, located at the Boardwalk at Mississippi Avenue, Atlantic City, New Jersey, including any Plaza Expansion (collectively, the “Trump Plaza”), and branded “Trump Plaza”, and (iii) Trump Marina Hotel Casino, located at Huron & Brigantine Blvd., Atlantic City, New Jersey, including any Marina Expansion (collectively, the “Trump Marina”), and branded “Trump Marina”.

1.11. “Casino Property” shall mean any one of the Casino Properties described in clause (i), (ii), or (iii) of the definition of Casino Properties above.

1.12. “Collateral Agent” shall have the meaning set forth in Section 5.2.5.

1.13. “Cure Period” shall have the meaning set forth in Section 4.2.

1.14. “Current Product Use” shall have the meaning set forth in Section 2.4.1.

1.15. “Current Use(s)” shall have the meaning set forth in Section 2.1.2.

1.16. “Debtors” shall have the meaning set forth in the Recitals hereto.

1.17. “DJT/Ivanka Likenesses/Images” shall mean such images and likenesses of Trump and/or Ivanka Trump which either (i) have been used by the Casino Properties within the (12) months prior to the date hereof (subject to the proviso below) or are being used by the Casino Properties as of the date hereof or (ii) are approved in writing by Trump or Ivanka Trump (as applicable), such approval not to be unreasonably withheld or delayed; provided, however, that, within a reasonable time following the execution of this Agreement, Trump Holdings shall provide the Trump Parties with the images and likenesses of Trump and/or Ivanka Trump that were used by the Casino Properties within the twelve (12) months prior to the date hereof or are being used by the Casino Properties as of the date hereof, and Trump Holdings and the Trump Parties shall agree in good faith upon a reasonable number of such images and likenesses that may be used by the Licensee Entities pursuant to this Agreement.

1.18. “Domain Names” shall mean the following Internet domain names (or similar or successor address system): http://www.trumpcasinos.com; http://www.trumpmarina.com; http://www.trumptaj.com; http://www.trumptajmahal.com; http://www.trumpplaza.com; http://www.trumpplazahotel.com; http://www.tajmahalpalacecasino.com; http://www.trumponecard.com; http://www.trumponecard.net; http://www.trumponecard.org; http://www.trumpmeetings.com; http://www.trumptajpoker.com; http://www.newtrumptajmahal.com; http://www.casinotajmahalpalace.com; http://www.trump-ac.com; http://www.trumpone.net; http://www.thenewtaj.com; http://www.playtajpoker.com http://www.playtajpoker.net; http://www.terinvestors.com http://www.terinvestors.net; http://www.trumpac.com; http://www.trumpentertainmentresorts.com; http://www.trumpexchange.com;

http://www.trumpbestvalue.com; http://www.trumpentertainmentresorts.net http://www.trumpbestvalue.net; http://www.trumpcompass.com; http://www.trump-casinos.com; http://www.trump-gaming.com; http://www.trumpemployment.com] and other Internet domain names agreed to by the Parties. For the avoidance of doubt the above listed domain names shall also include all generic top-level domains including but not limited to .com, .net and .mobi.

1.19. “Donald Names” shall have the meaning set forth in the Recitals hereto.

1.20. “Effective Date” shall have the meaning set forth in the Preamble hereto.

1.21. “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, real estate investment trust, association or other entity.

1.22. “Failed Review Report” shall have the meaning set forth in Section 4.1.6.

1.23. “Food Outlets” shall have the meaning set forth in Section 2.4.1.

1.24. “Fulfillment Program” shall mean the player tracking, marketing, and customer incentives, rewards, and rating program for customers of the Casino Properties, currently operated under the name “Trump One”, in the manner that this program currently exists or a similar manner.

1.25. “Holdings’ Casino Activities” shall mean the business and activity of owning, operating and managing the Casino Properties (which includes, but is not limited to, Casino and Gaming Activities, hotel services, bar services, restaurant services, spa and beauty services, theater services, retail services, transportation services to or from the Casino Properties, and incentive/customer recognition programs including the Fulfillment Program, in each case, solely with respect to customers of the Casino Properties, at the Casino Properties (except as otherwise expressly provided in Sections 2.1.4, 2.1.5, 2.1.7, and 2.8), as well as the advertising and promotion thereof, and the booking of reservations for the foregoing), in each case (x) as such activities have been conducted within the twelve (12) months prior to the date hereof as set forth on Schedule B-1, Schedule B-2 or Schedule B-3, or as such activities are conducted on the date hereof, or (y) as otherwise set forth in this Agreement; provided, however, that Holdings’ Casino Activities shall also include any new activities (including, but not limited to, any new Casino and Gaming Activities or any Non-Casino Purposes, but excluding all Other Uses not expressly permitted by Section 2.1.6 or 2.1.7) that may be offered or conducted after the date hereof by the Licensee Entities, so long as (A) such new activities are also being offered or conducted at one or more other major gaming properties, either within or outside the Atlantic City Zone, or are approved in writing by the Trump Parties, which approval shall not be unreasonably withheld and (B) the requirements of the next sentence are complied with. Any new activities offered or conducted after the date hereof that become included as Holdings’ Casino Activities pursuant to the proviso to the preceding sentence shall not be branded with the Trump Names, the Related Intellectual Property or the Licensed Marks (other than using the

Licensed Marks as a location indicator, such as stating that the new activity is “at the Trump Taj Mahal Casino Resort”) or utilize the DJT/Ivanka Likenesses/Images without the approval of the Trump Parties in the Trump Parties’ sole discretion.

1.26. “Ivanka Names” shall mean, collectively, the name “Ivanka” or “Ivanka Trump” or any derivatives of “Ivanka” or “Ivanka Trump” (other than “Trump” as part of the Licensed Marks or the Trump Names).

1.27. “License” shall mean the rights collectively granted to the Licensee Entities pursuant to Section 2.1 and the other provisions of this Agreement.

1.28. “Licensee Entities” shall mean Company, Trump Holdings and the Trump Holdings Subsidiaries.

1.29. “Licensee Entities Online Gaming Website” shall have the meaning set forth in Section 2.8.

1.30. “Licensed Marks” shall have the meaning set forth in the Recitals hereto.

1.31. “Losses” shall have the meaning set forth in Section 6.3.

1.32. “Marina Expansion” shall mean any expansion, addition, renovation or other alteration of the physical structure of the Trump Marina as it exists on the date hereof, provided that any such expansion, addition, renovation or alteration shall be of a quality equal to or greater than Trump Marina immediately prior to such expansion, addition, renovation or other alteration; and provided further that, for the sake of clarity, for so long as any such Marina Expansion is owned by a Licensee Entity and the rest of Trump Marina continues to be branded as “Trump Marina”, any Marina Expansion shall be branded “Trump Marina” and shall be operated as part of and integrated with Trump Marina (and not as a stand-alone hotel or separate business). Without limiting the foregoing, any Marina Expansion shall be on land that is contiguous to the current physical structure of Trump Marina, or within a reasonably close proximity to the current physical structure of Trump Marina, such that a reasonable person would view the Marina Expansion as part of the same casino hotel complex.

1.33. “Non-Casino Component” shall mean, with respect to any overall Site, the portion of such Site which is controlled by a Trump Party and is used solely for Non-Casino Purposes.

1.34. “Non-Casino Purposes” shall mean any purpose whatsoever, other than Casino and Gaming Activities.

1.35. “Nonconforming Activities” shall have the meaning set forth in Section 4.2.

1.36. “Non-Permitted Use” shall have the meaning set forth in Section 4.2.3.

1.37. “Other Uses” shall mean (A) any form of residential use (including, without limitation, any condominium or cooperative use, single family homes, townhomes, whether for sale, lease or otherwise), (B) time shares, residential or resort membership clubs, fractional ownership and any similar forms of ownership that divide such ownership according to specific assigned calendar periods or similar methods, (C) hotel condominiums, serviced apartments, extended stay hotels or any similar use, (D) office use (other than offices occupied by the Licensee Entities which are incidental to the operation of the Casino and Gaming Activities of the Licensee Entities) or (E) a golf course.

1.38. “Permitted Sublicensees” shall have the meaning set forth in Section 9.2.1.

1.39. “Permitted Transferee” shall mean (i) the spouse and descendants of a Trump Party (including any related trusts controlled by, and established and maintained for the benefit of, a Trump Party or such spouse or descendants), (ii) the estate of any of the foregoing, (iii) any Entity of which a Trump Party and/or any of the Persons referred to in clause (i) or (ii) has a direct or indirect majority ownership interest, and (iv) any Special Purpose Assignee.

1.40. “Person” shall mean any natural person or Entity.

1.41. “Plan of Reorganization” shall have the meaning set forth in the Recitals hereto.

1.42. “Plan Support Agreement” shall have the meaning set forth in the Recitals hereto.

1.43. “Plaza Expansion” shall mean any expansion, addition, renovation or other alteration of the physical structure of the Trump Plaza as it exists on the date hereof, provided that any such expansion, addition, renovation or alteration shall be of a quality equal to or greater than Trump Plaza immediately prior to such expansion, addition, renovation or other alteration; and provided further that, for the sake of clarity, for so long as any such Plaza Expansion is owned by a Licensee Entity and the rest of Trump Plaza continues to be branded as “Trump Plaza”, any Plaza Expansion shall be branded “Trump Plaza” and shall be operated as part of and integrated with Trump Plaza (and not as a stand-alone hotel or separate business). Without limiting the foregoing, any Plaza Expansion shall be on land that is contiguous to the current physical structure of Trump Plaza, or within a reasonably close proximity to the current physical structure of Trump Plaza, such that a reasonable person would view the Plaza Expansion as part of the same casino hotel complex.

1.44. “Prior License Agreement” shall have the meaning set forth in the Recitals hereto.

1.45. “Prior Security Agreement” shall have the meaning set forth in the Recitals hereto.

1.46. “Prior Services Agreement” shall mean that certain Services Agreement, dated as of May 20, 2005, by and among Trump, Company and Trump Holdings.

1.47. “Public Announcements” shall have the meaning set forth in Section 7.2.

1.48. “Qualifying Casino Property” shall mean any Casino Property, but only so long as such Casino Property (i) continues to be owned and operated by one of the Licensee Entities, (ii) continues to have a size and scope substantially similar to, or greater than, the size and scope of such Casino Property as of the date hereof and (iii) continues to derive a majority of its total revenues from Casino and Gaming Activities.

1.49. “Quality Assurance Consultant” shall have the meaning set forth in Section 4.1.6.

1.50. “Related Intellectual Property” shall mean the specific intellectual property, and the specified use, each as expressly identified on Schedule B-3 annexed hereto and made a part hereof.

1.51. “Restricted Expiration Date” shall have the meaning set forth in Section 2.5.1.

1.52. “Restricted Names” shall mean any of (x) “Trump Entertainment Resorts”, “Trump Entertainment and Resorts”, “Trump Resorts Entertainment” or “Trump Resorts and Entertainment” (but not the word “Trump” or “Entertainment” or “Resort” individually or in combination with one another, except in the specific combinations set forth above) or (y) “Taj Mahal,” and “Taj” and in the case of (y) either alone or in conjunction with “Trump” or any other names.

1.53. “Restricted Territories” shall have the meaning set forth in Section 2.5.1.

1.54. “Second Taj Benchmark” shall have the meaning set forth in Section 4.1.6.

1.55. “Similar Product Use” shall have the meaning set forth in Section 2.4.1.

1.56. “Similar Use(s)” shall have the meaning set forth in Section 2.1.2.

1.57. “Site” shall mean a site, building or complex of buildings comprised of a Casino Component and a Non-Casino Component.

1.58. “Six Month Period” shall have the meaning set forth in Section 9.2.2.

1.59. “Special Purpose Assignee” shall mean any Entity of which a Trump Party, or any Permitted Transferee described in clauses (i) through (iii) of the definition of Permitted Transferee, has a direct or indirect majority ownership interest and directly or indirectly controls the management and affairs and to which such rights to, and/or ownership of, the Licensed Marks, Trump Names, Related Intellectual Property and/or the DJT/Ivanka Likenesses/Images as shall be necessary for such Entity to perform such Trump Party’s obligations under this Agreement shall have been assigned or transferred.

1.60. “Steel Pier Development” shall have the meaning set forth in Section 2.1.6.

1.61. “Subsequent Quality Assurance Review” shall have the meaning set forth in Section 4.1.6.

1.62. “Taj Expansion” shall mean any expansion, addition, renovation or other alteration of the physical structure of the Trump Taj as it exists on the date hereof, including, without limitation, the Steel Pier Development (which Steel Pier Development shall also be subject to Section 2.1.6), provided that any such expansion, addition, renovation or alteration shall be of a quality equal to or greater than the Trump Taj immediately prior to such expansion, addition, renovation or alteration; and provided further that, for the sake of clarity, for so long as any such Taj Expansion is owned by a Licensee Entity and the rest of Trump Taj continues to be branded as “Trump Taj Mahal”, except as set forth in Section 2.1.6 with respect to the residential portion of any Steel Pier Development, any Taj Expansion shall be branded “Trump Taj Mahal” and shall be operated as part of and integrated with Trump Taj (and not as a stand-alone hotel or separate business). With respect to any Steel Pier Development, except as set forth in Section 2.1.6 with respect to the residential portion thereof, any Taj Expansion shall be branded “Trump Taj Mahal”, so long as it remains a part of Trump Taj and the rest of Trump Taj is branded in that fashion. Without limiting the foregoing, any Taj Expansion shall be at a location that is contiguous to the current physical structure of Trump Taj, or within a reasonably close proximity to the current physical structure of Trump Taj, such that a reasonable person would view the Taj Expansion as part of the same casino hotel complex.

1.63. “Taj Mahal Marks” shall mean (i) the United States trademarks TAJ MAHAL and TAJ, as well as U.S. Registration No. 2,121,189 for TAJ MAHAL, (ii) other applications filed or owned by Trump or registrations obtained or owned by Trump in foreign jurisdictions for “Taj” or “Taj Mahal” (if any), and (iii) along with the goodwill associated therewith, excluding with respect to each of (i), (ii) and (iii) any Licensed Marks.

1.64. “Term” shall have the meaning set forth in Section 7.1.

1.65. “Terminated Agreements” shall mean, collectively, the Prior Security Agreement and the Prior Services Agreement.

1.66. “Trump” shall have the meaning set forth in the Preamble hereto.

1.67. “Trump Consent” shall have the meaning set forth in Section 5.2.5.

1.68. “Trump Holdings” shall have the meaning set forth in the Preamble hereto.

1.69. “Trump Holdings Subsidiaries” shall mean collectively, Trump Taj Mahal Associates, the current owner of Trump Taj; Trump Plaza Associates, the current owner of Trump Plaza; and Trump Marina Associates, the current owner of Trump Marina; but in each case only for so long as such Person owns Trump Plaza, Trump Taj or Trump Marina, as applicable.

1.70. “Trump Marina” shall have the meaning set forth in the definition of Casino Property above.

1.71. “Trump Name” and “Trump Names” shall have the meanings set forth in the Recitals hereto.

1.72. “Trump Parties” shall have the meaning set forth in the Preamble hereto.

1.73. “Trump Plaza” shall have the meaning set forth in the definition of Casino Property above.

1.74. “Trump Taj” shall have the meaning set forth in the definition of Casino Property above.

1.75. “Trump Taj Casino Portion” shall have the meaning set forth in Section 2.1.6.

1.76. “Trump Taj Mahal Associates LP” shall mean Trump Taj Mahal Associates Limited Partnership , predecessor to Trump Taj Mahal Associates.

1.77. “Trump Taj Mahal Associates” shall have the meaning set forth in the Preamble hereto.

2. License.

2.1. Trump Parties License to the Licensee Entities. The Trump Parties (as applicable) hereby grant to the Licensee Entities, and each of the Licensee Entities (on its own behalf and on behalf of each other) hereby accepts, upon the terms and subject to all of the terms and conditions set forth herein (including, without limitation, the provisions of Sections 2.2, 2.3, 2.4 and 4 hereof), during the Term, a royalty-free right and license, solely for Holdings’ Casino Activities or as otherwise set forth herein, which shall be exclusive solely to the extent set forth in Section 2.5, with the right of sublicense only to Permitted Sublicensees as provided in Section 9.2 hereof:

2.1.1. to use the Licensed Marks solely for Holdings’ Casino Activities;

2.1.2. subject to Section 2.4.1, to use the Trump Names (and, to the extent applicable, any Related Intellectual Property) solely for (i) uses of the Trump Names (and, to the extent applicable, any Related Intellectual Property) by the Licensee

Entities, which uses are set forth on Schedule B-1 and Schedule B-3 hereto, for Holdings’ Casino Activities (“Current Use(s)”); (ii) uses of the Trump Names (and, to the extent applicable, any Related Intellectual Property) which are similar to, and of a level of quality consistent with, the Current Uses, for Holdings’ Casino Activities (“Similar Use(s)”), provided that Trump Holdings provides written notice thereof to the Trump Parties setting forth in reasonable detail such Similar Uses as provided in Section 4.1.1; and (iii) uses of the Trump Names (and, to the extent applicable, any Related Intellectual Property) which are neither Current Uses nor Similar Uses, for Holdings’ Casino Activities, subject (in the case of this clause (iii)) to the approval of the Trump Parties pursuant to the procedure set forth in Section 4.1.3 hereof, which approval shall not be unreasonably withheld;

2.1.3. to use the DJT/Ivanka Likenesses/Images solely for Holdings’ Casino Activities, provided any such use is of the highest quality, in accordance with past practices within the twelve (12) months prior to the date hereof as set forth on Schedule B-2, or as used for Holdings’ Casino Activities as of the date hereof or as otherwise permitted under Section 4.1; and

2.1.4. to use the Domain Names solely to promote Holdings’ Casino Activities, subject to Section 2.8.

2.1.5. Without limiting anything else in this Agreement, the License granted hereby does not include any right to use the Trump Names, the Licensed Marks, the Related Intellectual Property, DJT/Ivanka Likenesses/Images or the Domain Names (i) to sell any products online (except that the Licensee Entities shall be permitted to make online use of the Trump Names, the Licensed Marks, the Related Intellectual Property, DJT/Ivanka Likenesses/Images or the Domain Names in connection with (x) the Fulfillment Program (subject to the condition that products branded under the Trump Names or the Licensed Marks shall not, unless such branding was authorized in writing by the Trump Parties or such products are obtained from an authorized licensee of the Trump Parties, be offered as part of the Fulfillment Program) or (y) online reservations for rooms at the Casino Properties, restaurants at the Casino Properties and other Holdings’ Casino Activities); (ii) for any online or Internet gaming (other than as expressly set forth in Section 2.8 below); or (iii) without limiting the immediately preceding clause (ii), for any form of electronic gaming activities outside the Casino Properties (which activities are expressly prohibited under, and excluded from, this Agreement and the License).

2.1.6. For purposes of clarification, but without limitation, except as set forth in this Section 2.1.6 or Section 2.1.7, Holdings’ Casino Activities shall not include in any respect (i) the right to convert any portion of the Casino Properties to Other Uses or to conduct or engage in Other Uses; or (ii) the advertising or promotion of any of such Other Uses. Notwithstanding the foregoing, but subject to the remaining provisions of this Section 2.1.6, Trump Taj Mahal Associates shall have the right, through a subsidiary or affiliate, to develop as an addition to Trump Taj a portion of the area now known as the steel pier (the “Steel Pier Development”), so long as Trump Taj Mahal Associates (and any successor thereto) shall not utilize the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Related Intellectual Property or the Taj Mahal Marks (or anything similar to or indistinguishable from any of the foregoing) in connection with any residential portion of the Steel Pier Development. The portion of the Trump Taj and the Steel Pier Development which does not include any such residential portion of the Steel Pier Development is referred to herein as the “Trump Taj Casino Portion”. In connection with the Steel Pier Development, Trump Taj Mahal Associates (and any successor thereto) shall cause the following measures to be taken to separate and distinguish the residential portion of the Steel Pier Development from the Trump Taj Casino Portion: (1) separate outdoor entrances for each of the residential portion of the Steel Pier Development and the Trump Taj Casino Portion, that each have a distinct look and feel; (2) the residential portion of the Steel Pier Development and the Trump Taj Casino Portion shall have signage that each have a distinct look and feel, with (x) no reference on the signage of the Trump Taj Casino Portion referring to the residential portion of the Steel Pier Development and (y) no reference on the signage of the residential portion of the Steel Pier Development referring to the Trump Taj Casino Portion (it being understood that unobtrusive or directional signage such as “hotel” or “casino” shall not be a violation of this clause); (3) advertising and promotion of the residential portion of the Steel Pier Development shall not promote the Licensee Entities or the Casino Properties, describe the Licensee Entities as an Affiliate of the residential portion of the Steel Pier Development or provide that the residential portion of the Steel Pier Development is managed, owned, branded or operated by any of the Licensee Entities, and the Licensee Entities shall not enter into any agreement with the owner, operator or manager of the residential portion of the Steel Pier Development which would allow such promotion; (4) the Steel Pier Development shall not utilize the mailing list created by the Licensee Entities for any of the Casino Properties (including without limitation the Trump Taj Casino Portion) and the Licensee Entities shall not enter into any agreement with the owner, operator or manager of the Steel Pier Development which would allow the Steel Pier Development to utilize the mailing list created by the Licensee Entities for any of the Casino Properties (including without limitation the Trump Taj Casino Portion); and (5) Trump Taj shall utilize a name for the residential portion of the Steel Pier Development which is clearly distinguishable from the names of the Casino Properties, any names under which the Trump Taj Casino Portion is branded, the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Related Intellectual Property and the Taj Mahal Marks (for example, Taj Mahal Associates would not be permitted to use “Taj Tower” or “Taj Mahal Hotel” to identify the residential portion of the Steel Pier Development, but Taj Mahal Associates would be permitted to use an entirely different mark, such as “Steel Pier Tower” or “Atlantic City Tower” without any reference to any of the foregoing). Notwithstanding the foregoing, it is understood and agreed that the residential portion of the Steel Pier Development can service customers of the Trump Taj Casino Portion without limitation and the residential portion of the Steel Pier Development can arrange for the Trump Taj Casino Portion to provide services to customers of the residential portion of the Steel Pier Development. In addition, notwithstanding anything to the contrary contained herein, advertising or promotional materials which contain photographs or renderings (which photographs or renderings depict both the Trump Taj Casino Portion and the residential portion of the Steel Pier Development, including any logos, marks, names or other identifying information of either or both of the Trump Taj Casino Portion and/or the residential portion of the Steel Pier Development), shall not be a violation of this Section 2.1.6. The provisions contained herein shall be a covenant running with the land and, in the event Trump Taj Mahal Associates elects to develop the Steel Pier Development, prior to the commencement of any such development the Parties shall enter into an agreement reasonably satisfactory to the Parties which shall be recorded in the land records of the Steel Pier Development setting forth such covenants.

2.1.7. Notwithstanding the first sentence of Section 2.1.6, the Licensee Entities shall be permitted to promote and offer to guests of the Casino Properties the opportunity to use a golf course, so long as such golf course does not (x) use or utilize in any manner the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Related Intellectual Property or the Taj Mahal Marks (or anything similar to or indistinguishable from any of the foregoing), other than using the Licensed Marks as a location indicator, such as stating that the new activity is “one mile west of the Trump Taj Mahal Casino Resort”) or (y) promote the golf course as part of or located at the Casino Properties, or as owned, managed or operated by the Casino Properties or the Licensee Entities. Nothing contained herein shall preclude the Licensee Entities from (i) owning, leasing and/or operating a golf course, so long as such golf course does not use or utilize the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Related Intellectual Property or the Taj Mahal Marks (or anything similar to or indistinguishable from any of the foregoing) or (ii) advising or promoting to guests (or potential guests) of the Casino Properties, that guests of the Casino Properties shall have access to and use (whether on an exclusive, discounted, priority or any other basis) of a golf course, without indicating whether or not such golf course is owned or operated by the Casino Properties or the Licensee Entities).

2.2. No Other Names. The License does not include any rights to (i) the Trump Names or the Related Intellectual Property (other than as expressly set forth in Section 2.1.2, and Schedule B hereto) or (ii) the Ivanka Names.

2.3. Rights Retained by or Granted to the Trump Parties.

2.3.1. Nothing contained in this Agreement shall restrict or restrain the Trump Parties from using, registering, further licensing or otherwise exploiting in any respect and in their sole and absolute discretion the Licensed Marks, Related Intellectual Property, Ivanka Names, the Trump Names and/or DJT/Ivanka Likenesses/Images for any services, products or activities whatsoever (except as expressly set forth in Section 2.5), or for any purpose whatsoever (except as expressly set forth in Section 2.5). For purposes of clarification, and without limitation, except as expressly set forth in Section 2.5, the Trump Parties shall have the right, anywhere in the world (other than with respect to the Restricted Names), (i) to use the Licensed Marks, Related Intellectual Property, the Ivanka Names, the Trump Names and DJT/Ivanka Likenesses/Images in connection with real estate development, ownership, management, branding or similar activities at any facility, property or development, whether or not connected to or associated with Casino and Gaming Activities (but not for actual Casino and Gaming Activities themselves except outside the Restricted Territories as stated in clause (ii) immediately below), (ii) to use the Licensed Marks, Related Intellectual Property, the Ivanka Names, the Trump Names, and/or the DJT/Ivanka Likenesses/Images outside the Restricted Territories for any purpose whatsoever, including, without limitation, in connection with Casino and Gaming Activities (subject to clause (iv) below), (iii) to use terms included in the Licensed Marks and Related Intellectual Property that merely describe a type of product or service (i.e., hotel, marina, entertainment and/or resort), for any purpose, other than the use of the words “entertainment resort” in combination in that specific order, (iv) to use the Ivanka Names, the Related Intellectual Property, the Trump Names and DJT/Ivanka Likenesses/Images (but not the Licensed Marks or “Trump One”) for any lottery or similar use, and (v) to use the Trump Names, the Ivanka Names, the Related Intellectual Properties and the DJT/Ivanka Likenesses/Images (but not the Licensed Marks or “Trump One”) for online and internet gaming anywhere in the world. Nothing contained in this Agreement shall prevent the Trump Parties from using the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Images/Likenesses in connection with and for the benefit of any of the Licensee Entities.

2.3.2. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, other than in the Atlantic City Zone, the Trump Parties shall have the right to build, own, develop, operate, lease, manage, control, license, brand or participate in the building, ownership, development, operation, leasing, management, control, licensing, branding of, or participating in the Non-Casino Component of a Site that also has a Casino Component, so long as, with respect to any such Site located in the Restricted Territories, the Casino Component is associated with a brand name well known to the public for Casino and Gaming Activities and the Trump Parties cause the following measures to be taken to separate and distinguish the Non-Casino Component of such Site from the Casino Component: (1) separate outdoor entrances, that each have a distinct look and feel; (2) separate signage that each have a distinct look and feel, with (x) no reference on the signage of the Casino Component referring to the Non-Casino Component and (y) no reference on the signage of the Non-Casino Component referring to the Casino Component (it being understood that unobtrusive or directional signage such as “hotel” or “casino” shall not be a violation of this clause); (3) the Non-Casino Component employees who wear uniforms and the Casino Component employees who wear uniforms shall each be required to wear different uniforms having a distinct look and feel from each other (it being understood that this shall not apply with respect to the employees of outside service providers); (4) the Non-Casino Component and the Casino Component shall have separate management and at no time shall twenty-five percent

(25%) or more of the staff of the Non-Casino Component be a part of the staff of the Casino Component or twenty-five percent (25%) or more of the staff of the Casino Component be a part of the staff of the Non-Casino Component (it being understood that this shall not apply with respect to employees of outside service providers); (5) advertising and promotion of the Non-Casino Component shall not promote the Casino Component, describe the Casino Component as an Affiliate of the Trump Parties or provide that the Casino Component is managed, owned, branded or operated by the Trump Parties, and the Trump Parties shall not enter into any agreement with the owner, operator or manager of the Casino Component which would allow such promotion by the Casino Component; (6) the Non-Casino Component shall not utilize the mailing list created by the Casino Component and the Trump Parties shall not enter into any agreement with the owner, operator or manager of the Casino Component which would allow the Casino Component to utilize the mailing list created by the Non-Casino Component (it being understood, however, that the customers of the Non-Casino Component and the Casino Component will likely overlap and the mailing lists may be substantially similar); (7) the Casino Component shall not have common senior management with the Non-Casino Component; (8) the name for the Casino Component shall not include any of the Trump Names; and (9) the name for the Non-Casino Component shall be clearly distinguishable from the names of the Licensee Entities and the Casino Properties and any names under which the Casino Component is branded (for example, the Trump Parties would not be permitted to use the Restricted Names to identify the Non-Casino Component, but the Trump Parties would be permitted to use, for example, “Trump Tower”, so long as the Casino Component is identified by an entirely different mark, such as “Millennium Casino” without any reference to “Trump”, “Taj Mahal” or any of the Licensed Marks and/or Trump Names). Notwithstanding the foregoing, it is understood and agreed that the Non-Casino Component can service customers of the Casino Component without limitation and the Non-Casino Component can enter into contracts and arrangements with the Casino Component to provide services to customers of the Casino Component. For example, but without limitation, the Casino Component, can send a letter to its customers stating that they would welcome them to the “Millennium Casino” and they can get special rates at nearby hotels, including at the nearby Trump hotel; such use and similar uses shall not be a violation of this Agreement. In addition, notwithstanding anything to the contrary contained herein, advertising or promotional materials which contain photographs or renderings of a Site (which photographs and renderings depict both the Casino Component and the Non-Casino Component, including any logos, marks, names or other identifying information of both the Casino Component and the Non-Casino Component), shall not be a violation of this Section 2.3.2. The requirements contained in this Section 2.3.2 shall only apply in the Restricted Territories.

2.3.3. The Licensee Entities hereby agree that any provision contained herein to the contrary notwithstanding, the Trump Parties may use the Trump Names, the Ivanka Names and the DJT/Ivanka Likenesses/Images (but not the Restricted Names or the Domain Names) in connection with Internet websites maintained by any Trump Party or its Affiliates, including (at the Trump Parties’ sole discretion), without limitation, providing a link to the Domain Names, provided that, except as otherwise provided below, (i) any such Internet website does not contain a link to the homepage of a physical property in the Restricted Territories where Casino and Gaming Activities are conducted (other than the Casino Properties); (ii) the Trump Parties do not place any material on such websites which directly promotes, or is intended to indirectly promote, any physical property in the Restricted Territories where a material portion of the business at such property is generated by Casino and Gaming Activities being conducted at such property (other than the Casino Properties); and (iii) the Trump Parties do not place any content on their website which disparages or otherwise suggests a negative opinion of the Licensee Entities or any Casino Property. The Licensee Entities acknowledge that Persons other than the Trump Parties may place or post items on the Trump Parties’ websites and any such placement or postings shall not be subject to this Section 2.3.3. For purposes of clarification, without limitation, blog posts, hotel reviews by Persons other than the Trump Parties and advertisements (including, without limitation, Google ads and the like) are not subject to this Section 2.3.3. Notwithstanding clauses (i) and (ii) of the first sentence of this Section 2.3.3, the Trump Parties shall be permitted to link to (x) any Non-Casino Component, (y) the homepage of a Person that conducts Casino and Gaming Activities solely outside the Restricted Territories and (z) the homepage of a Person that has multiple businesses and locations, even if within such Person’s website, there exist pages or links to physical properties at which Casino and Gaming Activities are conducted within the Restricted Territories (so long as no more than 10% of such Person’s total consolidated revenues are derived directly from Casino and Gaming Activities in the Restricted Territories). For example, the Trump Parties website may not link directly to the homepage of the XYZ Hotel and Casino website if XYZ Hotel and Casino is located within the Restricted Territories; provided, however, the Trump Parties website may link to the ABC Hotels homepage, even if the ABC Hotels’ website and main page have links to other properties containing Casino and Gaming Activities (whether such Casino Gaming and Activities of such other properties are within or outside the Restricted Territories), unless more than 10% of the ABC Hotels’ total consolidated revenues are derived from Casino and Gaming Activities in the Restricted Territories. For further clarification, if ABC Hotels owns or operates XYZ Hotel and Casino (which is located in the Restricted Territories) the Trump Parties website may link to the ABC Hotels’ website, even if ABC Hotels’ website includes links and pages for XYZ Hotel and Casino, provided that no more than 10% of the ABC Hotels’ total consolidated revenues are derived directly from Casino and Gaming Activities in the Restricted Territories. For purposes of determining the percentage of a Person’s total consolidated revenues derived directly from Casino and Gaming Activities in the Restricted Territories, the Trump Parties may conclusively rely (without any inquiry or investigation) on such Person’s filings with the Securities and Exchange Commission or other publicly available information made available by such Person.

2.4. Use of the Licensed Marks, Trump Names and Related Intellectual Property in Connection with Services and Products.

2.4.1. Notwithstanding anything to the contrary contained in this Agreement, the Licensee Entities shall not (and the Licensee Entities shall cause any Permitted Sublicensees not to) use any of the Licensed Marks, Trump Names or the Related Intellectual Property in connection with the sale, provision or other distribution of any services or products unless, in each case, the product bearing and/or the service provided under the applicable Licensed Marks, Trump Names or the Related Intellectual Property and the advertising and promotion thereof are (i) sold and/or provided solely at a Casino Property (or as expressly permitted by Section 2.1.5(i)), (ii) in the case of a product, is combined with the terms “Casino” “Entertainment Resorts” or “Taj Mahal” (to the extent the Licensed Mark does not already contain such terms), except in the case of a product intended to be consumed at the Casino Properties, such as from room service or in restaurants, coffee shops, snack bars and bars (collectively, “Food Outlets”), or a product obtained from an authorized licensee of the Trump Parties, and (iii) in the case of a product using the Trump Names (but not the Licensed Marks), is either (A) a product that is currently being sold or was previously sold, within the twelve (12) months prior to the date hereof, at Food Outlets, as set forth on Schedule B-1 hereto (“Current Product Use”), (B) a product that is similar in concept and quality to a product that is currently being sold, or was previously sold within the twelve (12) months prior to the date hereof, at Food Outlets (“Similar Product Use”), provided that the Licensee Entities provide written notice of such proposed Similar Product Use to the Trump Parties setting forth in reasonable detail such Similar Product Use, or (C) a product obtained from an authorized licensee of the Trump Parties. For the avoidance of doubt, nothing herein shall limit the Licensee Entities’ rights to sell or offer products in connection with the Fulfillment Program (subject to the condition that products branded under the Trump Names or the Licensed Marks shall not, unless such branding was authorized in writing by the Trump Parties or such product was obtained from an authorized licensee of the Trump Parties, be offered as part of the Fulfillment Program). For purposes of example only and without limiting the provisions of this Section 2.4, a chocolate dessert served in the restaurant at a Casino Property could be called “Trump Chocolate” but a chocolate bar product sold in any retail portions at a Casino Property and not intended for consumption at the place of sale could not (unless such product was obtained from an authorized licensee of the Trump Parties) be called “Trump Chocolate”; however, such product could be called “Trump Entertainment Resorts Chocolate” or “Trump Marina Casino Chocolate”.

2.4.2. Other than in connection with any Current Product Use or Similar Product Use, the Licensee Entities shall not use the Trump Names, Related Intellectual Property or the DJT/Ivanka Likenesses/Images in connection with the sale, provision or other distribution of any products unless, in each case, such use is consented to by Trump or Ivanka Trump (as applicable) in writing in accordance with the provisions of Section 4.1.3.

2.5. Restricted Territories; Restricted Names.

2.5.1. Each of the Trump Parties agrees that, until the date (the “Restricted Expiration Date”) that is the earlier of (x) the termination of this Agreement in accordance with its terms, (y) a sale by the Licensee Entities of all three (3) of the Casino Properties, or (z) a Branding Cessation Date, such Trump Party and any Affiliate of such Trump Party shall be prohibited, except as provided in this Section 2.5.1, from using, licensing, granting rights for the use of or otherwise exploiting the Licensed Marks, the Ivanka Names, the Related Intellectual Property, the Trump Names, and/or the DJT/Ivanka Likenesses/Images for Casino and Gaming Activities taking place in New York, New Jersey, Connecticut, Pennsylvania, Maryland and/or Delaware (the “Restricted Territories”), other than for the exclusive benefit of the Licensee Entities as contemplated by this Agreement. Notwithstanding the foregoing, speeches given by any of the Trump Parties at a physical property in the Restricted Territories that has Casino and Gaming Activities (even if such speeches are reasonably likely to be photographed or reported by the press or the media) shall not be a violation of this Section 2.5.1, so long as (A) any such speech is sponsored by a Person other than the owner, operator or manager of such property; (B) such speeches do not promote, and are not for the purpose of promoting, Casino and Gaming Activities in the Restricted Territories or a property that has Casino and Gaming Activities (or any portion of such property) and (C) such speeches take place at a reception hall or similar conference facility but not in any gaming area of such property. For example, each of the Trump Parties may give a speech sponsored by the Learning Annex or the American Cancer Society, even if it takes place in the ballroom of a property in the Restricted Territories that has Casino and Gaming Activities, so long as such speech does not promote, and is not for the purpose of promoting, such property (or any portion of such property) or any Casino and Gaming Activities in the Restricted Territories. However, the Trump Parties may not speak at an event that (i) promotes an international poker tournament, which international poker tournament is taking place in the Restricted Territories or (ii) promotes a property in the Restricted Territories (other than a Casino Property) where Casino and Gaming Activities are conducted. Nothing in this Section 2.5.1 shall be deemed to preclude the Trump Parties from giving speeches or making appearances at the Casino Properties to promote the Casino Properties. In addition to the foregoing, the Trump Parties shall be prohibited from using, licensing, granting rights for the use of or otherwise exploiting the name or trademark “United States Poker Championship” for a poker tournament taking place in the Restricted Territories (other than a poker tournament at a Casino Property). Notwithstanding the foregoing, nothing herein shall prohibit the Trump Parties from promoting in the Restricted Territories any poker tournament, which poker tournament is to take place online or outside the Restricted Territories.

2.5.2. Each Trump Party agrees that, from and after the date hereof (including after termination of this Agreement), such Trump Party and any Affiliate of such Trump Party shall be prohibited from using, licensing, granting rights for the use of or otherwise exploiting the Restricted Names anywhere in the world, other than for the exclusive benefit of the Licensee Entities as contemplated by this Agreement, provided that the Trump Parties shall have the right to use the name “Trump Entertainment Resorts” if it is no longer being used by the Licensee Entities as their corporate names or otherwise.

2.6. Legal Entity Names. It is understood that during the Term and for a period of twelve (12) months following the Term of this Agreement, the Licensee Entities may continue to include the name “Trump” as part of their legal entity names, solely as they are currently used, but may elect in their discretion at any time to modify the legal name of any one or more such entities to remove the name “Trump”, without affecting any of their other rights under this Agreement and without causing the occurrence of a Branding Cessation Date.

2.7. Taj Mahal Marks.

2.7.1. Concurrently with the issuance to Trump of shares of common stock representing a 5% equity interest in Company and a common stock purchase warrant in accordance with the Plan of Reorganization, Trump shall assign to the Company (pursuant to documents reasonably satisfactory to each of Trump and the Company), without any recourse, representation or warranty whatsoever, all of Trump’s right, title and interest, if any, in and to applications and registrations for the Taj Mahal Marks and, subject to Section 2.7.3, common law rights for the Taj Mahal Marks, in form reasonably acceptable to Trump (but in any event without any recourse, representation or warranty whatsoever) for recordation at the United States Trademark Office (and, at the Company’s option, in any foreign jurisdictions) by the Company, which recordation shall be at the Company’s sole expense. The Trump Parties acknowledge that the use by the Licensee Entities and Permitted Sublicensees of “Taj Mahal” and/or “Taj” without the name “Trump” shall not be deemed an infringement of the “Trump Taj Mahal” mark. Notwithstanding the foregoing, the Taj Mahal Marks shall not include the word “Trump” on the “Taj Mahal” logo. In connection with the foregoing assignments, the Company and the Licensee Entities, and each of their Affiliates, and each of their respective partners, members, officers, directors, shareholders, principals, employees, attorneys, representatives, agents, parent companies, subsidiaries, Affiliates, administrators, predecessors, successors and assigns, hereby release the Trump Parties and each of their Affiliates and their respective successors and assigns from and against any and all actions, suits, covenants, agreements, promises, claims, damages, judgments, defenses and demands whatsoever, whether known or unknown, which now or in the future could be asserted against the Trump Parties or their Affiliates, whether at law or in equity, under, by virtue of or in connection with or arising from or out of the Taj Mahal Marks and the transactions contemplated by this Section 2.7, including, without limitation in connection with the proposed assignment.

2.7.2. Within thirty (30) days after the earlier of (i) all use of the “Trump Taj Mahal Casino Resort” mark has ceased following the termination of this Agreement pursuant to Sections 4.2, 7.2, 7.3 or 10.4 or (ii) all use of the “Trump Taj Mahal Casino Resort” mark has otherwise ceased and, in either case of (i) or (ii), Trump Holdings on behalf of the Licensee Entities certifying in writing that neither the Licensee

Entities nor any Permitted Sublicensee intends to resume use of such mark, Trump shall execute and deliver to Trump Holdings the necessary documents to voluntarily surrender for cancellation each certificate of registration owned by Trump including “Taj Mahal” as part of the trademark, for filing by Trump Holdings in the United States Trademark Office and any corresponding offices in foreign jurisdictions.

2.7.3. Notwithstanding anything to the contrary contained in this Agreement, the rights granted to the Licensee Entities pursuant to this Agreement, including the License granted under Section 2.1 hereof and the assignments contemplated by Section 2.7.1 hereof, are subject in all respects to the rights of Trump Taj Mahal Associates in the mark TAJ MAHAL pursuant to that certain “Assignment of the Taj Mahal Mark” executed by Trump on November 21, 1988 in favor of Trump Taj Mahal Associates LP. This provision shall survive termination and/or expiration of this Agreement.

2.8. Licensee Entities Online Gaming. The Licensee Entities shall have the right to conduct online or internet gaming (the “Licensee Entities Online Gaming Website”) solely within the State of New Jersey for customers who reside in the State of New Jersey, but without using, in any manner, the Trump Names, the Licensed Marks (except to the extent expressly provided in this Section 2.8), the DJT/Ivanka Likenesses/Images, or the Related Intellectual Property. The Licensee Entities may use another name for the Licensee Entities Online Gaming Website which is unrelated to the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Ivanka Names or the Related Intellectual Property (including, to the extent the Licensee Entities have rights therein, the names “Taj” and/or “Taj Mahal” (it being understood that no representation is being made by the Trump Parties with respect to “Taj” or “Taj Mahal”). Notwithstanding the foregoing, the Licensee Entities may reference, and allow on-line customers to participate in, the Fulfillment Program on the Licensee Entities Online Gaming Website (and utilize the “Trump One” name on the Licensee Entities Online Gaming Website solely in connection with the Fulfillment Program); provided however, that such use of “Trump One” shall only be for the purpose of promoting the Fulfillment Program or allowing customers of the Licensee Entities Online Gaming Website to participate in the Fulfillment Program. The Licensee Entities may (i) include one link to the Licensee Entities Online Gaming Website from each of the three websites being maintained by or for the Casino Properties, provided that each such link shall not be larger than the size of the “Book Reservation” link at the top of the website www.trumptaj.com as it existed on March 8, 2010 and (ii) include on the Licensee Entities Online Gaming Website one link to each of the three websites being maintained by or for the Casino Properties. The Licensee Entities Online Gaming Website shall have a distinct look and feel from the websites being maintained by or for the Casino Properties. Nothing in this Section 2.8 shall preclude any website being maintained by or for any of the Casino Properties that does not utilize the Trump Names, the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Ivanka Names or the Related Intellectual Property from promoting, advertising or linking to the Online Gaming Website in any manner. Nothing set forth in any schedule to this Agreement is intended to supersede the restrictions set forth in this Section 2.8.

3. Representations and Warranties.

3.1. Representations and Warranties of Trump. Trump hereby represents and warrants to the Licensee Entities, as of the date hereof, that (other than with respect to the Taj Mahal Marks, as to which no representation or warranty is being made whatsoever):

3.1.1. Trump is authorized to enter into this Agreement, and his entry into this Agreement is not and would not, with the passage of time, be in material breach or violation of any governmental order or law or the contractual rights of any third party;

3.1.2. Trump owns the Licensed Marks (in the United States and for the goods and services set forth in the registrations set forth on Schedule A) free and clear of all liens and encumbrances and free and clear of licenses to third parties, (other than the licenses granted pursuant to that certain Trademark Sublicense and Consent, by and among Trump, Company and Trump Holdings, dated as of July 24, 2003, in connection with that certain Bankcard Joint Marketing Agreement, by and among Trump Taj Mahal Associates and Bank One, dated as of July 24, 2003, to the extent such agreements remain in effect) that could be reasonably expected to conflict in any material respect with the License granted to the Licensee Entities hereunder;

3.1.3. Trump has the right to grant the License of the Licensed Marks, and, to the extent provided herein, the use of the DJT/Ivanka Likenesses/Images (solely as it pertains to Trump) to the Licensee Entities as granted hereunder;

3.1.4. To Trump’s knowledge, there is no claim, suit, action or proceeding pending or threatened against Trump or any Entity owned or controlled by Trump with respect to the validity of any of the Licensed Marks, Trump’s ownership of any of the Licensed Marks, the infringement of any of the Licensed Marks by any third party or the infringement of the rights of any third party arising out of the use of any of the Licensed Marks, in each case with respect to Casino and Gaming Activities, which claim, suit, action or proceeding could be reasonably expected to conflict with the Licensee Entities’ rights under this Agreement;

3.1.5. The registrations for the Licensed Marks which are identified on Schedule A are valid and enforceable in the United States;

3.1.6. To Trump’s knowledge, no third party owns or has asserted any rights in the Licensed Marks and, to Trump’s knowledge, the Licensed Marks do not infringe on any rights of, any third party in the United States applicable to the Casino Properties, in each case, that could be reasonably expected to conflict with the Licensee Entities’ rights under this Agreement; and

3.1.7. To Trump’s knowledge, all renewal and other maintenance fees for registrations of any of the Licensed Marks or applications which have fallen due on or prior to the Effective Date have been paid.

3.2. Representations and Warranties of Ivanka Trump. Ivanka Trump hereby represents and warrants to the Licensee Entities, as of the date hereof, that (other than with respect to the Taj Mahal Marks as to which no representation or warranty is being made whatsoever):

3.2.1. Ivanka Trump is authorized to enter into this Agreement, and Ivanka Trump’s entry into this Agreement is not and would not, with the passage of time, be in material breach or violation of any governmental order or law or the contractual rights of any third party; and

3.2.2. Ivanka Trump has the right to grant the License of the DJT/Ivanka Likenesses/Images (solely as it pertains to Ivanka Trump) to the Licensee Entities as granted hereunder.

3.3. Representations and Warranties of the Licensee Entities. The Licensee Entities each represent and warrant to the Trump Parties, as of the date hereof, that each of them is a corporation, limited partnership or limited liability company, as applicable, duly formed and validly existing under the laws of the state of its formation, that it is authorized to enter into this Agreement, and that its entry into this Agreement is not and would not, with the passage of time, be in breach or violation of any governmental order or law or the rights of any third party (by contract or otherwise).

4. Quality Control; Misuse; Cure Provision.

4.1. Review. In order to maintain the validity of the Licensed Marks, the Trump Names, the Related Intellectual Property, the DJT/Ivanka Likenesses/Images and to protect the goodwill and integrity associated with the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images, each of the Trump Parties shall have the right to exercise quality control over the use of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images in accordance with the following:

4.1.1. The Licensee Entities shall not be required to obtain approval from a Trump Party for uses of the Licensed Marks, the Trump Names, the Related Intellectual Property or the DJT/Ivanka Likenesses/Images by the Licensee Entities and Permitted Sublicensees, provided that such proposed use is a Current Use or a Similar Use. For purposes of example only, if the Current Uses include the use of the Licensed Marks on sheets, the Similar Uses would be deemed to include the use of the Licensed Marks on pillow cases as well, so long as the level of quality is consistent. Trump Holdings shall submit samples of any proposed uses that it considers Similar Uses to the Trump Parties and the Trump Parties shall have ten (10) days following receipt of the samples to object to such use as not complying with the provisions of this Section 4.1.1. If no such written objection is received within such ten (10) day period, any objection to any specific proposed Similar Use that was sent to the Trump Parties shall be deemed waived by the Trump Parties. Nothing contained in this Section 4.1.1 is intended to modify Section 2.4 and this section is subject the terms of Section 2.4.

4.1.2. Trump Holdings shall be required to submit for Trump’s or Ivanka Trump’s (as applicable) prior written approval samples of proposed uses of the Licensed Marks and the DJT/Ivanka Likenesses/Images by the Licensee Entities and Permitted Sublicensees which are not Current Uses or Similar Uses.

4.1.3. Uses of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images by the Licensee Entities and Permitted Licensees that are not Current Uses or Similar Uses shall be at the highest level and in any event at a level consistent with or exceeding the standards of quality associated with the Trump Names, the Related Intellectual Property, the Ivanka Names and the DJT/Ivanka Likenesses/Images as reasonably determined by the applicable Trump Party as of the Effective Date. Trump Holdings shall submit for such Trump Party’s prior approval representative samples of proposed uses (other than Current Uses or Similar Uses) of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images. Such Trump Party may reject any sample of a proposed use (other than Current Uses or Similar Uses) if such Trump Party reasonably believes the use thereof by the Licensee Entities and/or Permitted Sublicensees will harm the validity, goodwill, integrity and/or prestige of the Trump Names, the Related Intellectual Property, the Ivanka Names and the DJT/Ivanka Likenesses/Images. Such Trump Party shall advise Trump Holdings in writing of the approval or rejection of each such sample, stating with reasonable specificity any objections thereto, and the Licensee Entities shall refrain, and shall cause Permitted Sublicensees to refrain, from any rejected use until such Trump Party’s objections have been satisfied. If such Trump Party does not send such notice within five (5) business days following receipt of such sample, Trump Holdings shall re-send such sample to such Trump Party upon the expiration of such five (5) business day period, and the packaging for such sample shall bear a legend in bold letters indicating that the packaging contains a second sample and that failure to respond within three (3) business days shall result in the sample being deemed approved. If such Trump Party shall fail to respond within three (3) business days following its receipt of such second sample, the sample shall be deemed approved by such Trump Party. If a Trump Party rejects a sample, such Trump Party shall state in writing with reasonable specificity such Trump Party’s objections thereto, following which Trump Holdings may modify such sample to address such Trump Party’s written objections and, if addressed to such Trump Party’s reasonable satisfaction, such Trump Party shall approve the sample.

4.1.4. The parties acknowledge that due to the nature of Holdings’ Casino Activities, any inspection of such services and products and of the Casino Properties premises, such as is necessary for the Trump Parties to monitor the Licensee Entities and Permitted Sublicensees’ compliance with the quality standards, may in certain circumstances be conducted in publicly accessible facilities and that the Trump

Parties and/or their representatives shall be free to inspect such publicly accessible facilities or publicly available products and materials; provided, however, that the Trump Parties and/or their representatives shall do so in a discreet manner without materially disrupting or interfering with the normal operations of such facilities.

4.1.5. Other than as set forth above in this Section 4 or in Section 2.1.1, which provisions contain specific requirements to be complied with by the Licensee Entities, the Licensee Entities agree that (i) all uses, including display, advertising and/or promotional activities, relating to and/or incorporating the Licensed Marks, the Trump Names, the Related Intellectual Property and/or the DJT/Ivanka Likenesses/Images by the Licensee Entities and Permitted Sublicensees shall in all respects, including as to theme, media, content, standards and policies, be conducted in a dignified manner consistent with or exceeding the high reputation and importance of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images as of the Effective Date, and (ii) for so long as the Licensee Entities utilize any of the Licensed Marks, the Trump Names, the Related Intellectual Property and/or the DJT/Ivanka Likenesses/Images at any Casino Property, the Licensee Entities shall ensure that the physical quality of such Casino Property shall be equal to or greater than the quality of such Casino Property as of the date hereof.

4.1.6. Promptly following the Effective Date, at the Trump Parties’ request, the Parties shall cooperate to arrange for a reputable third party firm reasonably acceptable to both the Licensee Entities and the Trump Parties and experienced in conducting quality assurance reviews with respect to gaming companies similar to the Company (a “Quality Assurance Consultant”) to conduct a review and evaluation of the quality of each of the Casino Properties in accordance with such firm’s customary procedures. Through such review and evaluation, benchmark quality ratings for the respective Casino Properties (“Benchmarks”) shall be established by such Quality Assurance Consultant and reported in writing to each of the Parties. Additionally, with respect to the Trump Taj, at the Trump Parties’ request, the Parties shall cooperate to arrange for a Quality Assurance Consultant to conduct a review and evaluation of the quality of the Trump Taj to establish a new benchmark quality rating for the Trump Taj after August 1, 2012 (the “Second Taj Benchmark”). The Trump Parties and the Licensee Entities shall each pay half of the cost of engaging a Quality Assurance Consultant to establish the Benchmarks and the Second Taj Benchmark. From time to time following establishment of the Benchmarks or, in the case of the Trump Taj, the Second Taj Benchmark (but with respect to any Casino Property, no more frequently than once during each twelve (12) month period), the Trump Parties shall have the right to require that the Licensee Entities permit the applicable Quality Assurance Consultant to perform a similar review and evaluation of one or more of the Casino Properties (a “Subsequent Quality Assurance Review”); provided, however, that any such Subsequent Quality Assurance Review shall be at the sole cost and expense of the Trump Parties, unless such Subsequent Quality Assurance Review results in a Failed Review Report (as defined below), in which event (x) the costs and expenses of such Subsequent

Quality Assurance Review (and any follow-up quality assurance review conducted by the Quality Assurance Consultant within twelve (12) months thereafter to determine whether the conditions that resulted in such Failed Review Report have been cured or remedied) shall be borne by the Licensee Entities and (y) such follow-up quality assurance review shall be permitted under this Section 4.1.6, notwithstanding that it takes place within twelve (12) months of such Subsequent Quality Assurance Review. In the event that any Subsequent Quality Assurance Review finds in writing that the quality rating for any of the Casino Properties is (i) in the case of Trump Marina or Trump Plaza, less than ninety-five percent (95%) of the applicable Benchmark for such Casino Property or (ii) in the case of Trump Taj, less than ninety percent (90%) of the applicable Benchmark for such Casino Property, with respect to a Subsequent Quality Assurance Review conducted on or before August 1, 2012, or less than ninety-five percent (95%) of the Second Taj Benchmark, with respect to a Subsequent Quality Assurance Review conducted after August 1, 2012 (a “Failed Review Report”), the Licensee Entities shall be deemed to have engaged in a Non-Conforming Activity and the provisions of Sections 4.2.1 and 4.2.2 shall apply. If the Licensee Entities proceed to carry out the recommendations set forth in any such Failed Review Report with respect to the conditions that resulted in such Failed Review Report, or to take other actions to correct or remedy the conditions that resulted in such Failed Review Report, within the recommended time period set forth in such Failed Review Report (or within 90 days, if no such time period is specified in such Failed Review Report), such Non-Conforming Activity shall be deemed cured within the Cure Period for purposes of this Section 4.1.6 and Section 4.2.2. If the Licensee Entities fail to carry out the recommendations set forth in any such Failed Review Report with respect to the conditions that resulted in such Failed Review Report, or fail to take other actions to correct or remedy the conditions that resulted in such Failed Review Report, within the recommended time period set forth in such Failed Review Report (or within 90 days, if no such time period is specified in such Failed Review Report), such Non-Conforming Activity shall be deemed not to have been cured within the Cure Period for purposes of this Section 4.1.6 and Section 4.2.2 (it being understood that the Licensee Entities shall not be entitled to any additional cure period under Section 4.2.2 under these circumstances).

4.2. Misuse; Cure Provision; Termination.

4.2.1. In the event that any Trump Party, upon review of samples submitted by Trump Holdings or inspection of the Casino Properties or otherwise, in its reasonable business judgment, believes that the Licensee Entities or the Permitted Sublicensees, in their conduct of activities under the Licensed Marks, the Trump Names, the Related Intellectual Property and/or the DJT/Ivanka Likenesses/Images have failed to meet the terms of this Agreement, or that any use by the Licensee Entities or Permitted Sublicensees are not considered Current Uses, Similar Uses, Existing Product Uses and/or other uses permitted pursuant to this Agreement, or have otherwise violated any of the other provisions of this Agreement (other than with respect to Non-Permitted Use, which shall be governed by Section 4.2.3), such Trump Party shall provide the applicable

Licensee Entity and/or Licensee Entities with written notice thereof. Such notice shall specify in reasonable detail the activities that fail to comply with the terms of this Agreement (the “Nonconforming Activities”) and the manner in which such Nonconforming Activities fail to meet the terms of this Agreement. The Licensee Entity and/or Licensee Entities shall or shall cause the other Licensee Entities or shall cause the Permitted Sublicensees to correct or cure such non-compliance within ten (10) business days from the date of such Trump Party’s notice thereof; provided, however, that if such non-compliance cannot reasonably be cured within such ten (10) business day period, so long as the Licensee Entities shall be diligently proceeding to cure (or to cause Permitted Sublicensees to cure) the non-compliance, the Licensee Entities shall have a reasonable period of time to cure such non-compliance, not to exceed sixty (60) days in the aggregate (inclusive of the initial ten (10) business day period) (the “Cure Period”).

4.2.2. If the Licensee Entities shall have failed to correct (or to have caused Permitted Sublicensees to correct) or cure any Nonconforming Activities within the Cure Period (or within the applicable period referred to in Section 4.1.6), the Trump Parties’ sole and exclusive remedy (except as provided in Section 4.2.3) shall be to maintain an action in the district court for the District of New Jersey or state court located in New Jersey for declaratory judgment and/or injunctive relief seeking to compel the Licensee Entities to comply (or to cause Permitted Sublicensees to comply) with the terms of this Agreement. Subject to Section 4.2.3, the Trump Parties shall not have the right to terminate this Agreement for any one or more Non-Conforming Activities, unless a court determines that the Licensee Entities have failed to comply with a court order or injunction obtained by the Trump Parties in a proceeding brought by the Trump Parties pursuant to this Section 4.2.2. Trump Holdings shall pay all costs and expenses incurred by the Trump Parties in maintaining an action pursuant to this Section 4.2.2 in the event (i) the Licensee Entities fail to cure any Nonconforming Activities in accordance with Section 4.1.6 following receipt of a Failed Review Report, or (ii) the court determines that the Licensee Entities and/or the Permitted Sublicensees engaged in Nonconforming Activities and failed to correct such Nonconforming Activities within the Cure Period. The Trump Parties shall pay all costs and expenses incurred by the Licensee Entities or Permitted Sublicensees in the event a court determines that neither the Licensee Entities or Permitted Sublicensees engaged in Nonconforming Activities.

4.2.3. Notwithstanding the foregoing, without limiting any of the Trump Parties’ other rights and remedies under this Agreement, if any of the Licensee Entities and/or Permitted Sublicensees at any time (a) uses the Licensed Marks, the Trump Names, DJT/Ivanka Likenesses/Images or the Related Intellectual Property for any properties other than the Casino Properties or for a Casino Property that does not currently use such Licensed Mark, Trump Names, Related Intellectual Property or DJT/Ivanka Likenesses/Images as applicable; (b) uses the Licensed Marks, the Trump Names, the Related Intellectual Property or DJT/Ivanka Likenesses/Images for any form of Other Uses (except as expressly permitted by the Trump Parties); (c) breaches Section 9.2 herein; (d) uses the Ivanka Names; (e) uses the Licensed Marks, Trump Names or

Related Intellectual Property or DJT/Ivanka Likenesses/Images in violation of Section 2.1.5 or Section 2.1.6; (f) fails to procure and maintain the insurance required by Section 5.1.1; or (g) fails to indemnify the Trump Parties for a third party claim in accordance with Section 6.4.1(ii) (any such act or use, a “Non-Permitted Use”), then the Trump Parties may provide the Licensee Entities with written notice thereof, specifying such Non-Permitted Use in reasonable detail. The Licensee Entities shall correct or cure such Non-Permitted Use within ten (10) business days from the date of such Trump Party’s notice thereof; provided, however, that if such Non-Permitted Use cannot reasonably be cured within such ten (10) business day period, so long as the Licensee Entities shall be diligently proceeding to cure such Non-Permitted Use, the Licensee Entities shall have a reasonable period of time to cure such Non-Permitted Use, not to exceed thirty (30) days in the aggregate, including such initial ten (10) business day period. If after thirty (30) days from the date of notice by any Trump Party to the Licensee Entities of a Non-Permitted Use, the Licensee Entities shall have failed to correct or cure (or to have caused Permitted Sublicensees to correct or cure) such Non-Permitted Use, the Trump Parties shall have the right to terminate this Agreement and Trump Holdings shall pay all actual out of pocket costs and expenses, supported by invoices, incurred by such Trump Party as a result of such Non-Permitted Use.

4.2.4. If any of the Trump Parties breaches any provision of this Agreement, then Trump Holdings shall provide the Trump Parties with written notice thereof, specifying such breach in reasonable detail. The Trump Parties shall correct or cure such breach within ten (10) business days from the date of notice thereof; provided, however, that if such breach cannot reasonably be cured within such ten (10) business day period, so long as the Trump Parties shall be diligently proceeding to cure such breach, the Trump Parties shall have a reasonable period of time to cure such breach, not to exceed sixty (60) days in the aggregate, including such initial ten (10) business day period.

4.2.5. Nothing contained in this Section 4.2 shall limit the rights of the Licensee Entities under Section 10.13.2 or limit the rights of the Trump Parties under Section 10.13.1.

5. Duties and Covenants of Parties.

5.1. Duties and Covenants of the Licensee Entities. The Licensee Entities shall assume and fulfill the following obligations:

5.1.1. Trump Holdings shall, at its own cost and expense, to the extent available to Trump Holdings at commercially reasonable rates, procure and maintain, through the last day of the Term of this Agreement (and thereafter as set forth in clause VI below), with respect to any and all of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Images/Likenesses and the Licensee Entities and Permitted Sublicensees’ use thereof, and provide Trump, on an annual basis, with certificates of insurance delivered to The Trump Organization, 725 Fifth Avenue, 26th Floor, New York, New York 10022, Attn: Allen Weisselberg, with a copy to Ivanka Trump at the same address, evidencing as a minimum the following coverage:

I. Comprehensive General Liability Insurance, written on an occurrence basis, with limits of $1 million per occurrence and $2 million general aggregate, excluding umbrella coverage, for claims against bodily injury and property damage including loss or damage by terrorist acts. Such coverage shall include products liability and completed operations, broad form contractual (written and oral), personal injury, liquor liability, host liquor liability, garage keepers liability, and advertising liability, and extending the definition of bodily injury to include humiliation and harassment.

II. Worker’s Compensation Insurance subject to the statutory limits and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee.

III. Professional Liability Insurance with limits of $10 million for each occurrence and $10 million general aggregate.

IV. Network & Privacy Insurance (also known as Internet Security Insurance), provided that the Licensee Entities shall not be required to pay premiums for such insurance in an amount greater than $15,000 in any twelve (12) month period (or, in the event the Licensee Entities launch a Licensee Entities Online Gaming Website, an amount greater than $30,000 in any twelve (12) month period), provided that such amounts shall be revised to reflect inflation.

V. Umbrella Liability Insurance in addition to primary coverage in an amount not less than $50 million per occurrence and $50 million aggregate on terms consistent with the Comprehensive General Liability Insurance required hereof under subsection (I) above.

VI. For a period of 18 months after the end of the Term of this Agreement, tail insurance with respect to the insurance policies described in clauses I through V above (to the extent such policies would not cover claims made during such 18-month period).

VII. All policies of insurance procured by Trump Holdings shall be issued by insurance carriers with a financial strength and claims paying ability rating of at least “A- : X” from A.M. Best Company.

VIII. All policies procured by Trump Holdings shall name each of the Additional Insureds (as defined below) as additional insureds and shall be entitled to recover for any loss or damage occasioned to it, its agents, employees and contractors by reason of negligence. The term “Additional Insureds” shall mean Donald J. Trump and any designees of Donald J. Trump, Ivanka Trump, The Trump Organization and each of their respective officers, agents, directors, employees, servants, partners, members, affiliates, successors and assigns. Additionally, all policies shall contain a waiver of subrogation against Trump and the Additional Insureds.

IX. All policies of insurance must remain in force and may not be cancelled for non-payment of premium or allowed to lapse except after thirty days’ prior notice from the insurance company to Trump Holdings and consequently replaced without any lapses in coverage, with the required minimum insurance coverage as required hereof in this Section of this Agreement. Trump Holdings shall be solely responsible for the payment of all premiums and no Trump Party shall have any obligations for the payment thereof notwithstanding that such Trump Party is named as an additional insured.

5.1.2. The Licensee Entities shall not (and shall cause Permitted Sublicensees not to) violate any applicable laws, regulations, orders, and other governmental and regulatory requirements relating to the advertising, promotion, and operation of the Licensee Entities or any Casino Property.

5.1.3. The Licensee Entities agree, upon the reasonable written request of a Trump Party and at such Trump Party’s sole cost and expense, to execute (and to cause Permitted Sublicensees to execute) additional documents or instruments deemed necessary or appropriate, in the reasonable judgment of such Trump Party, to confirm the License granted herein or record this Agreement.

5.1.4. The Licensee Entities shall not (and shall cause their Affiliates, and Permitted Sublicensees not to), (i) challenge any Trump Party’s present and/or future use of the Licensed Marks, the Trump Names, the Related Intellectual Property, the Ivanka Names and the DJT/Ivanka Likenesses/Images to the extent such use does not violate Section 2.5.1 or 2.5.2; (ii) contest the fact that the rights of the Licensee Entities under this Agreement for use of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images are solely those of a licensee and will terminate as provided herein; (iii) represent in any manner that the Licensee Entities have any title or right to the ownership, registration, and/or use of the Licensed Marks, the Trump Names, the Related Intellectual Property or the DJT/Ivanka Likenesses/Images, in any manner, except as set forth in this Agreement; (iv) challenge the License granted hereunder or the legality of the terms hereof; (v) challenge any Trump Party’s ownership of the Licensed Marks, the Trump Names, the Related Intellectual Property, the DJT/Ivanka Likenesses/Images or the Ivanka Names; or (vi) engage in any activity which could reasonably be expected to harm the reputation of the Licensed Marks, the DJT/Ivanka Likenesses/Images, the Trump Names, the Related Intellectual Property and/or the Ivanka Names.

5.1.5. The Licensee Entities acknowledge and agree that nothing contained in this Agreement and/or anything contemplated hereunder shall be construed to confer upon the Licensee Entities any right to have the Licensed Marks or the Trump Names registered in the name of any Licensee Entity, subject to Section 2.6. The Licensee Entities further acknowledge and agree that nothing contained herein shall be construed to vest in the Licensee Entities any right of ownership in or to the Licensed Marks or the Trump Names and the Licensee Entities shall not, directly or indirectly, register or cause to be registered in any country or governmental subdivision, any trademark, service mark or trade name consisting of, related to, and/or constituting a colorable imitation of the Licensed Marks or the Trump Names, provided however, that the name “Taj Mahal” or “Taj” shall not be deemed to be consisting of, related to and/or a colorable imitation of any Licensed Marks for purposes of this Section 5.1.5. The Licensee Entities shall not register any domain names as an Internet domain name (or similar or successor address) that contain the Trump Names or the Licensed Marks (other than the Domain Names and the Restricted Names). Upon termination or expiration of this Agreement, the Licensee Entities hereby agree to allow any such registration for the Domain Names (other than the Restricted Names) to lapse or, at the request of the applicable Trump Party, to cancel or assign to such Trump Party any such registration (other than the Restricted Names and the Taj Mahal Mark) without payment. For purposes of clarification, nothing in this Section 5.1.5 or elsewhere in this Agreement shall prohibit any of the Licensee Entities from acquiring (in accordance with Section 2.7.1) any rights in the Taj Mahal Marks or any trademark or domain name that contains any of the Taj Mahal Marks.

5.1.6. The Licensee Entities agree and undertake to (and to cause the Permitted Sublicensees to) use the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images only in accordance with all requirements of all governmental authorities, having jurisdiction over the Licensee Entities, and/or Permitted Sublicensees or the use by the Licensee Entities and/or Permitted Sublicensees of the Licensed Marks and the DJT/Ivanka Likenesses/Images.

5.1.7. The Licensee Entities agree that, in using the Licensed Marks, if a Trump Party shall request, the Licensee Entities will (and will cause the Permitted Sublicensees to) add the designation ®, “SM”, or “TM”, or other registration or trademark or service mark notice, and to the extent practical (if Trump shall reasonably request in conformance with industry practice), a statement that the Licensed Marks are trademarks or service marks of Trump licensed by Trump for use by the Licensee Entities.

5.1.8. So long as any Casino Property (including any Taj Expansion, Marina Expansion and/or Plaza Expansion, as applicable) continues to utilize the Trump Names, the Licensed Marks, the DJT/Ivanka Likeness/Images pursuant to this Agreement, (i) such Casino Property shall at all times continue to be a Qualifying Casino Property and (ii) such Casino Property shall be used solely for Holdings’ Casino Activities.

5.2. Duties and Covenants of the Trump Parties.

5.2.1. Each of the Trump Parties agrees that it: (i) shall not challenge the License granted hereunder or the legality of the terms hereof and (ii) shall not violate in any material respect any applicable laws, regulations, orders, and other governmental and regulatory requirements relating to the advertising, promotion, and operation of the Licensee Entities.

5.2.2. Each of the Trump Parties agrees, upon the reasonable written request of any of the Licensee Entities and at such Licensee Entity’s sole cost and expense, to execute additional documents or instruments deemed necessary or appropriate, in the reasonable judgment of the Licensee Entities, to confirm the License contemplated herein or record this Agreement.

5.2.3. Trump hereby agrees, upon the reasonable, written request of the Licensee Entities and at such Licensee Entity’s sole cost and expense, to promptly execute all documents or instruments deemed reasonably necessary by the Licensee Entities to permit the Licensee Entities to (i) secure registrations (and all renewals thereof) of the Licensed Marks in Trump’s name in New Jersey to the extent available and (ii) file applications for registration of the Licensed Marks in Trump’s name in New Jersey to the extent available, and the Licensee Entities shall have the right to secure and maintain such applications or registrations or file such applications in Trump’s name at the Licensee Entities’ expense; provided that the Licensee Entities, in the prosecution of such applications or registrations, shall not agree to any disclaimer of the Trump Names, the Related Intellectual Property or other limitation with respect to the Licensed Marks nor shall the Licensee Entities enter into any agreement regarding the Licensed Marks without Trump’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Licensee Entities shall, at the Licensee Entities sole cost and expense, provide copies of all such filings and related documents to Trump. Nothing contained herein shall permit, and the Licensee Entities shall not have any right to, secure registrations or file applications in any jurisdiction, in a Trump Party’s name. The Licensee Entities shall have no obligation to file or secure registrations of the Licensed Marks pursuant to this Section 5.2.3.

5.2.4. Each of the Trump Parties agrees not to interfere in any material respect with the use by the Licensee Entities and Permitted Sublicensees of the Trump Names, Related Intellectual Property, Licensed Marks and/or the DJT/Ivanka Likenesses/Images in accordance with the terms of this Agreement.

5.2.5. On the Effective Date, each of the Trump Parties shall execute and deliver to Beal Bank a Consent and Agreement (the “Trump Consent”) whereby the Trump Parties shall consent to the pledge by the Licensee Entities to Beal Bank, in its capacity as collateral agent (“Collateral Agent”) for the First Lien Lenders under the New Term Loan (each as defined in the Plan of Reorganization), of the Licensee Entities’ rights under this Agreement, which shall (i) provide that, in the event of a default by the Licensee Entities in the performance of any of their obligations under this Agreement, or upon the occurrence or non-occurrence of any event or condition under this Agreement which would permit the Trump Parties to terminate this Agreement, the Trump Parties shall not terminate this Agreement until the Trump Parties first give written notice thereof to the Collateral Agent and permit the Collateral Agent the same period of time (after the giving and receipt of such notice) afforded to the Licensee Entities under this Agreement to cure such default; (ii) state that the Trump Parties must deliver to the Collateral Agent, concurrently with the delivery thereof to the Licensee Entities, a copy of each notice of termination or of an intent to terminate this Agreement; (iii) state that, upon the enforcement and transfer of the rights of the Licensee Entities under this Agreement to the Collateral Agent, the Trump Parties will recognize the Collateral Agent as the licensee under this Agreement in the place and stead of the Licensee Entities; and (iv) contain such other terms as are reasonably acceptable to both Parties.

5.3. Termination of Certain Agreements.

5.3.1. Each of the Parties (for itself and its Affiliates) hereby terminates the Terminated Agreements in all respects (to the extent not previously terminated), effective immediately; provided, however, that, concurrently with the execution of this Agreement, the Parties shall enter into an Amended and Restated Services Agreement. Without limiting, and in furtherance of, the foregoing, each of the Parties (for itself and its Affiliates) hereby irrevocably and unconditionally forever releases and discharges in all respects each other Party and its Affiliates from any and all rights and obligations under, pursuant to or in connection with any of the Terminated Agreements (other than the rights and obligations under the Amended and Restated Services Agreement to be entered into as of the date hereof).

5.3.2. This Agreement shall be deemed to amend, restate and supersede, the Prior License Agreement.

6. Protection of Licensed Marks.

6.1. Notification of Unauthorized Use of Licensed Marks. In the event that any of the Licensee Entities shall become aware of any unauthorized use or infringement of any of the Licensed Marks, the Trump Names, Related Intellectual Property or the DJT/Ivanka Likenesses/Images by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks, the Trump Names, the Related Intellectual Property or the DJT/Ivanka Likenesses/Images, in each case in connection with Holdings’ Casino Activities, Trump Holdings shall promptly notify the Trump Parties of such unauthorized use, act of unfair competition or infringement. In the event a Trump Party shall become aware of any unauthorized use or infringement of any of the Licensed Marks, the Trump Names, Related

Intellectual Property or the DJT/Ivanka Likenesses/Images in connection with Casino and Gaming Activities in the Restricted Territories by any third party, or any act of unfair competition by any third party relating to any of the Licensed Marks or the DJT/Ivanka Likenesses/Images in connection with Casino and Gaming Activities, such Trump Party shall promptly notify Trump Holdings of such unauthorized use, act of unfair competition or infringement.

6.2. Suits Related to Licensed Marks.

6.2.1. Any of the Licensee Entities, at its sole cost and expense, may institute and prosecute infringement actions or similar proceedings with respect to the unauthorized use or infringement of any of the Licensed Marks or the DJT/Ivanka Likenesses/Images by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks or the DJT/Ivanka Likenesses/Images, in each case to the extent the third-party products or services (i) directly relate to Casino and Gaming Activities in the Restricted Territories as they pertain to and are conducted at the Casino Properties and (ii) are likely to result in brand confusion with respect to the Licensed Marks or the DJT/Ivanka Likenesses/Images within the Restricted Territories. In such event, the applicable Trump Party shall reasonably cooperate with Trump Holdings, at Trump Holdings’ sole cost and expense, in the prosecution of such actions and shall, if requested by Trump Holdings, and at Trump Holdings’ sole cost and expense, join with Trump Holdings as a party to any action brought by Trump Holdings for such purpose. Any recovery as a result of the prosecution of such actions shall belong solely to Trump Holdings (solely to the extent such recovery relates to third-party products and services as described in clauses (i) and (ii) above), except that the applicable Trump Party shall have the right to recover from such third party any losses and damages suffered by such Trump Party as a direct consequence of such infringement or other action. Should Trump Holdings fail to take action within ninety (90) days of receiving notice thereof (or otherwise notifies the applicable Trump Party of its intent not to take action), such Trump Party may, at its expense, bring such action or proceeding and shall be entitled to any recovery therefrom.

6.2.2. In the event of the institution of any infringement action by a third party against the Licensee Entities or any Permitted Sublicensees for use of any of the Licensed Marks, the Trump Names, Related Intellectual Property or the DJT/Ivanka Likenesses/Images in accordance with the provisions of this Agreement, Trump Holdings shall promptly notify the applicable Trump Party of such action in writing. Such Trump Party shall reasonably cooperate in such defense as reasonably requested by Trump Holdings, at Trump Holdings’ expense. Any settlement of such suit shall be subject to such Trump Party’s approval, such approval not unreasonably to be withheld; provided, however, that the Trump Parties may, without limitation, take into account, in good faith whether such settlement will harm the validity, goodwill and/or integrity of, or dilute the Licensed Marks, the Trump Names, the Related Intellectual Property, the Ivanka Names and/or the DJT/Ivanka Likenesses/Images or any Trump Party’s rights therein, or impose any obligations on the Trump Parties.

6.3. Trump’s Duty to Indemnify the Licensee Entities. Trump hereby agrees to indemnify each of the Licensee Entities and their Affiliates and their respective officers, agents and employees for, and to hold each of them harmless from and against, any causes of action, damages, liability, cost, claim, fee, obligation or expense, including reasonable attorneys’ fees and expenses incurred in defense of any of the foregoing (collectively, “Losses”), arising out of or in connection with any claim that the use during the Term by the Licensee Entities or Permitted Sublicensees of the Licensed Marks and/or the DJT/Ivanka Likenesses/Images, in accordance with the terms of this Agreement, for Casino and Gaming Activities for the Casino Properties infringes the intellectual property rights of any third party, provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by the Licensee Entities or their Affiliates arising out of (x) the negligence, bad faith or willful misconduct of the Licensee Entities, their Affiliates or Permitted Sublicensees or (y) any breach or misrepresentation by the Licensee Entities under this Agreement. Trump further agrees to indemnify, defend, and hold the Licensee Entities, their Affiliates and their respective officers, directors and employees harmless from and against any Losses arising out of any Trump Party’s breach of Sections 2.5.1, 2.5.2 or 2.7.2 or any breach of Sections 3.1 or 3.2 of this Agreement.

6.4. Licensee Entities’ Duty to Indemnify the Trump Parties.

6.4.1. Each of the Licensee Entities hereby agrees to jointly and severally indemnify the Trump Parties, their Affiliates and their respective officers, agents, employees, successors and assigns for, and to hold each of them harmless from and against, any Losses arising out of or in connection with: (i) any Nonconforming Activities and/or any Non-Permitted Use by the Licensee Entities or Permitted Sublicensees, (ii) any third party claims (other than any third party claim for which Trump has agreed to indemnify the Licensee Entities under Section 6.3) resulting from any activities (x) relating directly or indirectly to use of the Licensed Marks, the Trump Names, Related Intellectual Property, the Restricted Names, the Taj Mahal Marks and/or the DJT/Ivanka Likenesses/Images by the Licensee Entities or Permitted Sublicensees or (y) conducted at the Casino Properties, (iii) a claim by any Person that the use of the Taj Mahal Marks by the Licensee Entities or Permitted Sublicensees infringes the intellectual property rights of such Person, and (iv) any breach by the Licensee Entities or Permitted Sublicenses of any of the terms of this Agreement; provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by any Trump Party arising out of (A) the negligence, bad faith or willful misconduct of any Trump Party or (B) any breach or misrepresentation by such Trump Party under this Agreement.

7. Term; Termination

7.1. Term. The term (the “Term”) of this Agreement shall commence on the date hereof and continue until terminated pursuant to Section 4.2, 7.2, 7.3 or 10.4 hereof.

7.2. Termination. Trump Holdings may terminate this Agreement at any time by giving the Trump Parties thirty (30) days prior written notice thereof; provided that Trump Holdings shall not make (and shall cause its Affiliates and all Persons within its control not to make) any public announcement, including, without limitation, issue any press release, conduct any interviews or discussions with the media (collectively, “Public Announcements”) regarding any such termination of this Agreement by Trump Holdings until such time as such Public Announcements are approved in writing by the Trump Parties (which approval may not be unreasonably withheld or delayed). The Trump Parties may terminate this Agreement only as provided in Section 4.2 hereof.

7.3. Termination Upon Sale. Subject to (a) the rights of any third party that acquires a Casino Property to use the applicable Licensed Mark during the applicable Six Month Period as provided in Section 9.2.2 and (b) Section 8 hereof, at such time as none of the Licensee Entities owns any of the Casino Properties, this Agreement shall automatically terminate and be of no further force or effect.

7.4. Rights Following Termination. Upon the termination of this Agreement in accordance herewith, except to the extent permitted with respect to any applicable Six Month Period and as otherwise set forth in this Section 7.4, neither the Licensee Entities, nor their Permitted Sublicensees, successors or assigns shall have any right to exploit or in any way use the Licensed Marks, the Trump Names, the Related Intellectual Property or the DJT/Ivanka Likenesses/Images. Within six (6) months after any such termination, the Licensee Entities shall discontinue, and shall cause their Permitted Sublicensees to discontinue, all use of the Licensed Marks, the Trump Names, any Related Intellectual Property and the DJT/Ivanka Likenesses/Images (it being understood that any such uses following termination of this Agreement, during the Six-Month Period or under Section 2.6 shall be subject to the terms, conditions and limitations set forth in this Agreement). Notwithstanding the foregoing, in each instance, the Licensee Entities shall make reasonable, diligent efforts, and shall cause the Permitted Sublicensees to use reasonable, diligent efforts, to discontinue all use of the Licensed Marks, the Trump Names, Related Intellectual Property, and the DJT/Ivanka Likenesses/Images (as applicable) sooner than the aforementioned time periods and shall not be permitted any new uses of the Licensed Marks, the Trump Names, Related Intellectual Property or the DJT/Ivanka Likenesses/Images during the aforementioned time periods.

8. Survival of Certain Terms Upon Termination. Notwithstanding the termination of this Agreement, until such time as the Licensee Entities and Permitted Sublicensees shall, pursuant to the terms hereof, be required to discontinue all use of the Licensed Marks, the Trump Names, the Related Intellectual Property and the DJT/Ivanka Likenesses/Images, the Licensee Entities and their Permitted Sublicensees shall be obligated to comply with the provisions of

Sections 4.1, 4.2, 5, and 6.1 hereof (as applicable) and the restrictions pertaining to the Licensee Entities contained in Section 2. The termination of this Agreement for any reason whatsoever shall not relieve (i) the Licensee Entities and any of their Permitted Sublicensees of any rights or obligations pursuant to Sections 2.1.6, 2.5.2, 2.7.1, 2.7.2, 2.7.3, 2.8, 3.3, 4.2.2, 5.1.1(VI), 5.1.4 (except that, for purposes of this Section 8, the reference to “the extent such use does not violate Section 2.5.1” shall be deemed deleted), 5.1.5, 5.3, 6.4, the restriction with respect to Public Announcements in Section 7.2, 7.4, 8, 9.3, and 10; (ii) Trump of any of his rights or obligations pursuant to Sections 2.5.2, 2.7.1, 2.7.2, 2.7.3, 3.1, 4.2.2, 5.2.1, 5.2.2, 5.3, 6.3, 8, 9.3 and 10 hereof; (iii) Ivanka Trump of any of Ivanka Trump’s rights or obligations pursuant to Sections 2.5.2, 2.7.2, 3.2, 4.2.2, 5.2.1, 5.2.2, 5.3, 8, 9.3 and 10 hereof (as applicable); and (iv) any Party of its respective obligations, if any, arising prior to the termination of this Agreement or during the time periods described in Section 7.3 hereof.

9. Assignments and Sublicenses.

9.1. Assignment by Trump Parties. The Trump Parties may not assign any of their rights or obligations under this Agreement without the prior written consent of the Licensee Entities; provided, however, that subject to Section 9.3 hereof, nothing herein shall prohibit the Trump Parties from assigning their rights and obligations under this Agreement or the Licensed Marks, the Trump Names or Related Intellectual Property to a Permitted Transferee who agrees to be bound by the terms and conditions herein.

9.2. Assignment and Sublicense by Licensee Entities. Except as otherwise provided in any agreement or instrument to which the Trump Parties and the Licensee Entities are parties, without the prior written consent of the Trump Parties, in their sole and absolute discretion, none of the Licensee Entities may assign, sublicense or pledge any of their rights or obligations under this Agreement; provided, however, that subject to Section 9.3 hereof:

9.2.1. The Licensee Entities may, in their sole discretion, sublicense their rights relating to the Licensed Marks under this Agreement solely to any Persons supplying slot machines and similar equipment to the Licensee Entities (collectively, the “Permitted Sublicensees”), solely to the extent necessary to supply such equipment at Casino Properties, provided in each case that such Permitted Sublicensee agrees in writing to be bound by all of the terms and conditions of this Agreement, with said sublicense terminating if and when such Permitted Sublicensee no longer qualifies for a sublicense under this Section 9.2.1; and

9.2.2. In the event that any of the Licensee Entities sells one or more of the Casino Properties or any portion of any of the Casino Properties, then within six (6) months from the date of consummation of such sale (such six (6) month period, the “Six Month Period”), the acquirer of such Casino Property or Casino Properties (or such portion thereof) shall discontinue all use of the Licensed Marks, the Trump Names, the Related Intellectual Property and all DJT/Ivanka Likenesses/Images (it being understood that such acquirer shall have a limited license to continue to use the same during the Six

Month Period, subject to all of the terms, conditions and limitations of this Agreement). For purposes of clarification, but without limitation, upon a sale by a Licensee Entity of any Marina Expansion, any Plaza Expansion and/or any Taj Expansion (or any portion thereof), the provisions of this Section 9.2.2 shall apply with respect to such property being sold.

9.3. No Release. No permitted assignment, sublicense or pledge by the Licensee Entities or the Trump Parties of any of its or their respective rights under this Agreement shall relieve or release such Party from any of its or their respective obligations hereunder arising or accruing before or after such assignment or sublicense; provided, however, that any assignment by a Trump Party or a Permitted Transferee to a Special Purpose Assignee of this Agreement and the rights and obligations hereunder shall, upon the consummation of such assignment, relieve and discharge such Trump Party or such Permitted Transferee (as the case may be) from any and all of his or its respective obligations under this Agreement (other than the rights and obligations under Sections 2.5.1 (to the extent applicable), 2.5.2 and the last sentence of Section 6.3 solely with regard to a breach of Sections 2.5.1 or 2.5.2), so long as such Trump Party or such Permitted Transferee continues to control such Special Purpose Assignee during such time that such Special Purpose Assignee is bound by the terms of this Agreement.

10. Miscellaneous.

10.1. Amendments; Extension; Waiver. Subject to compliance with applicable law, this Agreement may not be amended, altered or modified except by written instrument executed by the Trump Parties and the Licensee Entities. Failure of a Party to enforce any one or more of the provisions of this Agreement, or to exercise any option or other right hereunder, or to require, at any time, performance of any of the obligations hereof, shall not be construed to be a waiver of such provisions by such party, shall not affect, in any way, the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, and shall not preclude such party from taking any other action, at any time, which it is legally entitled to take.

10.2. Entire Agreement. This Agreement shall be deemed to amend and restate the Prior License Agreement in its entirety. This Agreement (including the Schedules and Attachments referred to herein), constitutes the entire agreement of the parties hereto, and supersedes the Prior License Agreement and all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. This Section 10.2 is not intended to modify the Amended and Restated Services Agreement or imply that the Amended and Restated Services Agreement is superseded.

10.3. Relationship of the Parties. This Agreement shall not be construed to constitute a joint venture between any Trump Party and any of the Licensee Entities or any of their Affiliates, and shall not constitute the Licensee Entities or any of their Affiliates as the agent or legal representative of any Trump Party or constitute the Trump Parties or any of their Affiliates as the agent or legal representative of any Licensee Entity. Neither the Licensee

Entities nor any Trump Party shall have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other, or to bind the other in any manner.

10.4. Rights Upon Default. In the event that the Licensee Entities or a Trump Party shall default in its performance of any of the terms and provisions hereof, or shall breach or violate any of its respective covenants contained in this Agreement, the other party shall be entitled to exercise any right or remedy available to it either at law or in equity, subject to any express limitations contained herein. Such rights and remedies shall include, but shall not be limited to, termination of this Agreement (subject to the explicit terms of this Agreement), damages and/or injunctive relief. The exercise of any right or remedy available to the Trump Parties or the Licensee Entities shall not preclude the concurrent or subsequent exercise by such party of any other right or remedy, and all rights and remedies shall be cumulative.

10.5. Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.7. Other Rights. Nothing herein shall affect any rights of the Parties under any other agreement in effect on or at any time after the Effective Date.

10.8. Notices. All notices, offers, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand (with written confirmation of receipt), (b) one (1) Business Day following the day sent by a nationally recognized overnight courier service, (c) five (5) Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) on the day of transmission if sent via facsimile transmission to the facsimile number provided by the recipient party as set forth below, and confirmation of receipt is obtained by the Person sending such notice, demand or other communication promptly after completion of the transmission.

If to Trump Holdings or the Trump Holdings Subsidiaries:

c/o Trump Entertainment Resorts, Inc.
1000 Boardwalk at Virginia
Atlantic City, New Jersey 08401
Telecopy: (212) 688-0397
Attention: Chief Executive Officer

If to Company:	Trump Entertainment Resorts, Inc.
1000 Boardwalk at Virginia
Atlantic City, New Jersey 08401
Telecopy: (212) 688-0397
Attention: Chief Executive Officer

If to Trump:	c/o The Trump Organization
725 Fifth Avenue New York, New York 10022
	Telecopy:	(212) 755-3230
	Attention:	Donald J. Trump
Allen Weisselberg
Jason D. Greenblatt
Ivanka Trump
(each in a separate envelope and each mailed separately)

If to Ivanka Trump:	Ivanka Trump
c/o The Trump Organization
725 Fifth Avenue, 25th Floor
New York, New York 10022
	Telecopy:	(212) 688-8135
	Attention:	Ivanka Trump
Jason Greenblatt, Esq.
(each in a separate envelope and each mailed separately)

If to the Trump Parties:	c/o The Trump Organization
725 Fifth Avenue New York, New York 10022
	Telecopy:	(212) 755-3230
	Attention:	Donald J. Trump
Allen Weisselberg
Jason D. Greenblatt
Ivanka Trump
(each in a separate envelope and each mailed separately)

10.9. Binding Effect; Persons Benefiting. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective permitted successors and assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

10.11. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO APPLICABLE CONFLICT OF LAW, EXCEPT THAT ANY QUESTIONS GOVERNED BY THE TRADEMARK STATUTES OF THE UNITED STATES OF AMERICA SHALL BE GOVERNED BY AND DETERMINED PURSUANT TO AND/OR UNDER SUCH STATUTES.

10.12. Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New Jersey and federal court located in New Jersey, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 10.8 hereof.

10.13. Injunctive Relief.

10.13.1. Trump Parties’ Right to Injunctive Relief. The Licensee Entities acknowledge that the Trump Parties would be irreparably harmed and there would be no adequate remedy at law for the Licensee Entities, or any Permitted Sublicensees’ violation of any covenants or agreements contained in this Agreement. The Licensee Entities accordingly agree that, in addition to any other remedies available to the Trump Parties upon the breach by any of the Licensee Entities or any Permitted Sublicensees of such covenants and agreements under this Agreement, the Trump Parties shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any such covenants or agreement.

10.13.2. Licensee Entities’ Right to Injunctive Relief. The Trump Parties acknowledge that the Licensee Entities would be irreparably harmed and there would be no adequate remedy at law for the Trump Parties’ violation of any covenants or agreements contained in this Agreement. The Trump Parties accordingly agree that, in addition to any other remedies available to the Licensee Entities upon the breach by the Trump Parties of such covenants and agreements under this Agreement, the Licensee Entities shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any such covenants or agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Trademark License Agreement to be executed as of the date first above written.

Name: Donald J. Trump

Name: Ivanka Trump

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc., its general partner

By:
Name:
Title:

TRUMP ENTERTAINMENT RESORTS, INC.

By:
Name:
Title:

TRUMP TAJ MAHAL ASSOCIATES, LLC

By:	Trump Entertainment Resorts Holdings, L.P., its sole member

By:	Trump Entertainment Resorts, Inc., its general partner

By:
Name:
Title:

TRUMP PLAZA ASSOCIATES, LLC

By:	Trump Entertainment Resorts Holdings, L.P., its sole member

By:	Trump Entertainment Resorts, Inc., its general partner

By:
Name:
Title:

TRUMP MARINA ASSOCIATES, LLC

By:	Trump Entertainment Resorts Holdings, L.P., its sole member

By:	Trump Entertainment Resorts, Inc., its general partner

By:
Name:
Title:

Schedule A

LICENSED MARKS*

U.S. Registrations

Mark	Reg. Date	Reg. No.	Goods/Services

TRUMP PLAZA	10/30/90	1,620,477	Casino services; hotel, bar and restaurant services

TRUMP TAJ MAHAL CASINO RESORT	3/8/94	1,825,666	See Attachment A hereto

TRUMP TAJ MAHAL CASINO RESORT	3/2/93	1,755,971	Casino services; hotel services

TRUMP TAJ MAHAL CASINO RESORT AND DESIGN	1/26/93	1,749,119	Casino services; hotel services

TRUMP MARINA and Design	4/3/01	2,441,215	Casino services; hotel services

TRUMP MARINA HOTEL CASINO and Design	10/12/04	2,892,467	Casino services; hotel services

TRUMP CARD	12/29/00	2,414,739	Customer recognition program in the nature of an incentive card for use in hotel, casino and resort facilities

TRUMP ENTERTAINMENT RESORTS	01/27/09	3,566,654	Casino and Nightclub Services, resort, lodging hotel restaurant and bar services

TRUMP ONE	09/22/09	3,686,581	Customer recognition program in the nature of an incentive card for use in hotel, casino and resort facilities.

TRUMP CARD	08/14/07	3,279,265	Magnetic-coded cards used in connection with a player tracking, marketing, and customer incentives, rewards, and rating program

U.S. Trademarks

TRUMP TAJ MAHAL

TRUMP TAJ MAHAL CASINO

TRUMP MARINA

TRUMP MARINA CASINO

TRUMP MARINA HOTEL

TRUMP PLAZA

*	All of the U.S. Registrations and U.S. Trademarks on this Schedule A may only be used as expressly set forth in this Agreement.

Attachment A

Goods/Services for Registration No. 1,825,666: (Int. Cl. 8) Spoons; (Int. Cl. 9) Sunglasses, Signal Bells, and Magnets; (Int. Cl. 14) Jewelry; (Int. Cl. 16) Adhesive Backed. Note Paper Pads, Playing Cards, Posters, Pencils, Ball Point Pens, and Stationery; (Int. Cl. 18) Umbrellas, Luggage, Hip Packs, Tote Bags and Carry-on Bags; (Int. Cl. 20) Non-Metallic Money Clips, Plastic Key Chains, and Ornamental Novelty Pins; (Int. Cl. 21) Mugs, Beer Steins, and Glasses for Drinking Liquor; (Int. Cl. 24) Towels; (Int. Cl. 25) Clothing; namely, T-Shirts, Jackets, Sweatshirts, Sweatpants, Sweaters, Hats, Visors, Socks, Boxer Shorts, Robes, Shorts, Golf Shirts, Night Shirts, and Beach Cover-ups; (Int. C1. 28) Plush Toys, Board, Card and Parlor Games, Dice, and Gaming Equipment; namely, Gaming Wheels; (Int. Cl. 34) Ash Trays and Cigarette Lighters. The use of any of the foregoing shall be limited as expressly set forth in this Agreement, including, without limitation, Section 2.4.1 and Section 4.

Schedule B-1

CURRENT USES, CURRENT PRODUCT USE

All uses and activities taking place as of, or within 12 months prior to, the Effective Date which include the Licensed Marks and/or the Trump Names, (but not the DJT/Ivanka

Likenesses/Images which are covered by Schedule B-2), including but not limited to the following:

Advertising - printed and electronic	Candy Wrappers

Ashtrays	Caps*

ATM Machines	Casino Chips/Tokens

Badges	Chairs*

Bags (plastic and paper, shopping)	Check-in receipts

Baskets	China*

Bath Mats*	Chocolates*

Beach Slippers	Chocolate boxes*

Beer Steins	Chocolate Coins*

Beverage Insulators	Clocks/watches*

Billboards	Cocktail Napkins

Bingo machine*	Coffee Mugs

Blankets*	Company Websites **

Bottle Openers	Comedy series held at the Casino Properties

Brochures	Computer Screens

Business Cards	Corkscrews

Business Forms	Coupons

Buttons	Cube Pads

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

Deck at the Trump Marina	Flatware*

Decorative Picture at Trump Exchange	Foam Cups

Dental kits	Folio paper

Dice	FSI (Free Standing Insert placed in the local newspapers)

Dinner Napkins

Gaming Cards

Direct Mail Pieces

Gaming Chips

Directional Signage

Gaming Equipment

Doors

Gaming Guides

Door Hangers (e.g., Do not disturb)

Gaming Table Protectors

Dry cleaning forms

Gaming Tables

Ducks*

Gaming Table Signs

Emails

Garment Bags

Email Addresses

Gift Shop

Elevator screens

Gift Wrap

Elevator walls

Glassware*

Employee Handbook

Entry Forms	Golf set (includes balls, tees, towel and related paraphernalia)*

Eyeglasses straps	Greeting Cards*

EZ Pay Tickets	Guest Room Amenities - including but not limited to shampoo, lotion, conditioner, shower gel, soaps, moisturizer, mouthwash

Facebook**

Farley Marina	Guest Room Directories & Inserts

Flags	Guest Room Door Plaques

Flashlights	Guest Room Ice buckets, trays

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

Guest Room Phone overlays	Mints

Hand Sanitizers	Money Clips

Hats*	Mouse Pads

Headbands	My Space**

Helicopter	Name Tags

Ice Buckets*	Napkin holder

Ice Machines	Newsstand

In Room TV services	Note Pads

Interoffice envelopes	Nut packaging

Jackets*	On-Property Flyers

Key Cards	On-Property Scala Screens

Keychains	On-Property Signage

Kiosks	Ornaments*

Lanyards/Looper Coils	Outdoor Banners

Laundry bags	Outdoor Marquees

Letterhead & Envelopes	Overhead Spots

Luggage*	Packaging

Luggage tags	Pads

Magnets	Pai Gow Tiles

Magnet clips	Paper Bags

Martini Glasses*	Passes

Matches	Pencils

Menus	Pens*

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

Picture Frames*	Property Websites**

Piggy banks*	Property Website videos

Place Mats	Purses*

Plaque outside Trump Taj Mahal	Radio Spots

Plastic Bags	Remote control holder

Plastic cups	Retail Receipts

Plastic Sport Bottles	Retail Stores (e.g., Trump Exchange, Trump Times Newsstand)

Plastic Stan Caps for glassware

Rewards Catalog

Player Cards

Robes*

Plush

Room Keys

Podiums

Room Key holders

Pool area

Roulette Wheels

Post Cards

Roulette Wheel Protectors

Posters/Light boxes

Salon (e.g., Trump Salon, Trump Taj Mahal Salon)

Press Kits

Press Releases	Scala Boards

Print Ads	Shaving Kits

Promotion Event Order Forms	Shirts*

Promotional Items - shirts, caps, towels, bags and jackets	Shoe Cleaners

Shot Glasses*

Property Banners

Signage

Property Calendars

Slippers*

Property Flyers & Brochures

Slot Cups

Property Newsletters

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

Slot Dangles	Travel Mugs

Slot machine game known only as Trump Treasury	Travel Water Bottles

Turn Down Chocolates

Slot Toppers

TV/Media Spots

Snow Globes

Twitter**

Socks*

Umbrellas*

Souvenirs*

Uniforms

Sundeck

Valet & Parking Tickets

Spa Brochures

Vanity Kits

Sugar packets -pc

Vehicle Graphic Wraps (Trump Shuttle)

Sweatshirts*

Vehicle Signage

Table Tent Cards

Vending Machines

Tea bags*

Voice broadcasts

Telephone Numbers (e.g., “1877-Trump- Job)	Wall Calendar*

Tickets & Envelopes	Warmup Jackets*

Toothbrushes	Warmup Suits*

Toothpick holders	Wheelchairs

Tote bags*	Window Graphics (Interior & Exterior)

Towels*	Wrist Straps

Toys*	YouTube**

Phrases:

On the Company and Property Websites and voice broadcasts such as public address announcements at the Casino Properties: “Nobody Treats you like Trump”, “Trump Casinos” “T” “Trump Rewards”, “Trump Deals”, “Trump Resorts and Casinos” “Trump Slot Dollars”

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

“Service only Trump can Deliver”, “Trump Atlantic City”, “Trump Credit”, “Trump News Updates” “the Trump name says it all” “Trump Style” and “Trump Lifestyle” “Trump Outlets”.

Employment websites “Work for Trump” “I Work for Trump” “Trump Employment” “Trump Staffing”

In conjunction with the Fulfillment Program and guest relations, “Trump Executive”, “Trump Chairman”, “Trump Card” “Trump Services” “Trump Advantage Pass”

On promotional materials including In-Room TV Services — “Welcome to Life- Trump Style” “Trump Taj Mahal- make it your own” “One Name says it all- Trump”.

*	Items cannot be used with Trump Names, other than Licensed Marks
**	Items cannot be used with Trump Names, other than Licensed Marks or “Trump Casinos”

Schedule B-2

DJT/IVANKA LIKENESSES/IMAGES

The below listing is a listing of all uses of the DJT/Ivanka Likenesses/Images which either (i) have been used by the Casino Properties within the (12) months prior to the date hereof or (ii) are being used by the Casino Properties as of the date hereof:

Advertising - printed and electronic	Posters/Light boxes

Billboards	Press Kits

CD/DVD Holder*	Print Ads

Company Websites	Promotion Event Order Forms

Direct Mail Pieces	Property Flyers & Brochures

In-Room Channels*	Property Newsletters

On-Property Flyers	Property Websites

On-Property Signage	Trump Exchange Retail Store

Outdoor Banners	Spa Brochures

Penthouse suites promotional materials*	TV/Media Spots

Plaque outside Trump Taj Mahal

As per Section 1.17 of the Agreement, within a reasonable time following the Effective Date, Trump Holdings shall provide the Trump Parties with the images and likenesses of Trump and/or Ivanka Trump that were used by the Casino Properties within the twelve (12) months prior to the date hereof or are being used by the Casino Properties as of the date hereof, and Trump Holdings and the Trump Parties shall agree in good faith upon a reasonable number of such images and likenesses that may be used by the Licensee Entities pursuant to this Agreement after the Effective Date; provided however with respect to any particular image and/or likenesses of Trump and/or Ivanka Trump that is currently being used by the Casino Properties in accordance with the uses set forth above, Licensee Entities shall be permitted to continue using and shall not be required to remove or change any such image and/or likeness for a period of one hundred and eighty (180) days after the Effective Date.

*	Currently uses images and likenesses of Ivanka Trump. No other items currently use images or likenesses of Ivanka Trump other than the catalog for the Fulfillment Program, existing copies of which can be distributed and used by the Licensee Entities, however no further images or likenesses of Ivanka Trump or the Ivanka Names can be used thereafter in connection with the Fulfillment Program.

Schedule B-3

RELATED INTELLECTUAL PROPERTY

Donald Trump’s Signature used in conjunction with:

• Advertising - printed and electronic	• Print Ads

• Billboards	• Promotion Event Order Forms

• Company Websites	• Property Flyers & Brochures

• Direct Mail Pieces	• Property Newsletters

• Fulfillment Program Cards	• Property Websites

• On-Property Flyers	• Signature Events

• On-Property Signage	• Spa Brochures

• Outdoor Banners	• Trump Exchange Retail Store

• Posters/Light boxes	• TV/Media Spots

• Press Kits

Donald Trump’s Voice used in conjunction with:

• Advertising	• Public address announcements

• Company Websites	• Spa Brochures

• Press Kits	• Telephone system

• Property Websites	• TV/Media Spots

Ivanka Trump’s Voice used in conjunction with:

• In-Room Channels

• Penthouse suites promotion